As filed with the Securities and Exchange Commission on November 1, 2002
                           Registration No. 333-72376


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 AMENDMENT NO. 5
                                       TO
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            Webb Mortgage Depot, Inc.

                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


                Florida                                   6163                              65-0920373
---------------------------------------    ---------------------------------   ------------------------------------
(State or other jurisdiction of                     (Primary Standard                     (IRS Employer
incorporation or organization)                 Industrial Classification)               Identification No.)
------------------------------------------ ----------------------------------- -------------------------------------

                                  Byron J. Webb
                             Chief Executive Officer
                            Webb Mortgage Depot, Inc.

       9930 Monroe Road, Suite 102              9930 Monroe Road, Suite 102
            Matthews NC 28105                        Matthews NC 28105
        Telephone: (800) 952-8706                Telephone: (800) 952-8706
        Facsimile: (800) 995-0661                Facsimile: (800) 995-0661
       ----------------------------             ----------------------------

      (Address and telephone number,            (Name, address and telephone
   including area code of Registrant's          number of agent for service)
       principal executive offices)

                                    Copy to:

                               Laura M. Holm, Esq.
                               Adorno & Yoss, P.A.
                      700 South Federal Highway, Suite 200
                              Boca Raton, FL 33432
                            Telephone: (561) 393.5660
                            Facsimile: (561) 338-8698

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the registration statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                     Proposed               Proposed

     Title of Each                                    Maximum                Maximum
Class of Securities to         Amount             Offering Price            Aggregate               Amount of
     be Registered       to be Registered(1)      Per Share(2)(3)        Offering Price         Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock                   1,985,144                $1.00               $1,985,144              $182.63(4)
----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of common stock as may be issuable by reason of stock splits, stock dividends and other adjustments to the securities registered hereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3) Selling shareholders hold all the shares that we are registering. The selling shareholders will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium, such as the OTC Bulletin Board. If and when our shares are quoted on a quotation medium, our shareholders will sell their shares at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares by the selling shareholders.

(4)       Previously paid.

         We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            WEBB MORTGAGE DEPOT, INC.
                           9930 MONROE ROAD, SUITE 102
                                MATTHEWS NC 28105

                        1,985,144 SHARES OF COMMON STOCK

         We are a mortgage broker and generate revenues by originating mortgage loans that are funded by third parties. We are a provider of both online and traditional mortgage services. Our services include originating and processing mortgage loans through walk-in locations and through the online application process via our web site.

         This is an offering of 1,985,144 shares of common stock of Webb Mortgage Depot, Inc. held by certain of our shareholders. The selling shareholders will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices. See "Determination of Offering Price" on page 13. We will not receive any proceeds from the sale of these shares by our selling shareholders.

         Currently, there is no public market for our common stock. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the Over-The-Counter Bulletin Board.

         Our corporate headquarters are located in Matthews, North Carolina, a suburb of Charlotte, North Carolina. We also have an office in Boca Raton, Florida. We intend to create a nationally recognized brand name through strategic marketing of our online services and expansion into demographically desirable locations.

         An investment in Webb Mortgage Depot common stock involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------

                    Price to Public(1)    Proceeds to Company(2)
------------------------------------------------------------------------

Per Share           $        1.00                  $0.00
------------------------------------------------------------------------

Total Maximum       $1,985,144.00                  $0.00
------------------------------------------------------------------------

-------------------
(1) The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities. The selling shareholder's will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium, such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices.

(2) All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.


               The date of this prospectus is ___________________, 2002.


The information in this prospectus is not complete and may be changed. Our selling shareholders may not sell their securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of such securities is not permitted.

                                TABLE OF CONTENTS
                                -----------------
                                                                   PAGE
                                                                   ----

SUMMARY...............................................................4
RISK FACTORS..........................................................6
USE OF PROCEEDS......................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS.........................................18
BUSINESS.............................................................26
MANAGEMENT...........................................................35
EXECUTIVE COMPENSATION...............................................36
CERTAIN TRANSACTIONS.................................................37
PRINCIPAL SHAREHOLDERS...............................................38
SELLING SHAREHOLDERS.................................................39
PLAN OF DISTRIBUTION.................................................40
DESCRIPTION OF SECURITIES............................................42
LEGAL MATTERS........................................................43
EXPERTS..............................................................43
AVAILABLE INFORMATION................................................43
INDEX TO FINANCIAL STATEMENTS........................................46

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Webb Mortgage Depot, Inc. have not changed since the date hereof.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      SUMMARY INFORMATION AND RISK FACTORS

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

                                    OVERVIEW

         We were incorporated in the state of Florida on May 11, 1999 to implement a corporate reorganization of Webb Mortgage Corp. and Webb Mortgage Services Corporation, companies which were formed by Byron Webb, our founder.

         We are a mortgage broker and generate revenues by originating mortgage loans that are funded by third parties. We are a provider of both on line and traditional mortgage services. Our services include originating and processing mortgage loans through walk-in locations and through the on-line application process via our web site.

         Because we are expanding our operations, we have experienced losses and are continuing to experience losses. We had net losses of $385,089 for fiscal 2001 and $226,204 for the fiscal year ended 2000 and a net loss of $3,601 for the six months ended June 30, 2002. Our accumulated deficit was $1,248,812 as of June 30, 20012. These losses may continue through the foreseeable future. We received a going concern qualification form our accountants for the fiscal years ended December 31, 2001 and 2000. Our ability to continue as a going concern is dependent on our ability to generate future profits or raise additional capital.

         We are licensed currently as a correspondent mortgage lender in Florida and as a mortgage broker in California, New York, North Carolina and Utah. Also, we are able to conduct business in Alabama, Colorado, Montana and Wyoming. In these states, you do not need a license to conduct business as a mortgage broker. We may apply for mortgage broker licenses in other states if we believe that there is sufficient demand for our mortgage services in those states. We conduct our business primarily through mortgage brokers who are independent contractors. Our only employee is Byron Webb, our founder and principal shareholder.

         Our principal executive offices are located at 9930 Monroe Road, Suite 102, Matthews, North Carolina 28105. Our telephone number is (800) 952-8706.

                                  THE OFFERING

SECURITIES OFFERED                  1,985,144 shares of common stock held by our
                                    selling shareholders


NUMBER OF SHARES OUTSTANDING AS
OF OCTOBER 29, 2002                 4,019,144 shares


OFFERING PRICE

                                    The selling shareholders will be required to sell their shares at

                                    $1.00 per share until our shares are quoted on a quotation medium, such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices.

USE OF PROCEEDS                     All net proceeds from the sale of the common
                                    shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

RISK FACTORS                        The shares offered in this prospectus
                                    involve a high degree of risk and should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider the "Risk Factors" beginning on page 3 and the other information contained elsewhere in the offering documents.

                                  RISK FACTORS
                                  ------------

         This offering involves a high degree of risk. You should carefully consider the following risks relating to our business together with the other information in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected and you might lose all or part of your investment.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOLLOWING THIS OFFERING.

         Before this offering, there has been no public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which investor interest in the company will lead to the development of a trading market or how liquid that trading market might become. If an active trading market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you. As a result, an investment in our common stock may be totally illiquid, and investors may not be able to sell their shares in a timely manner or at prices that they consider attractive.

OUR OFFERING PRICE HAS BEEN DETERMINED ARBITRARILY.

         The offering price of our shares has been determined by Webb Mortgage Depot, Inc., and does not necessarily bear any direct relationship to our assets, earnings, book value per share, or other generally accepted criteria of value. Factors considered in determining the offering price of the shares include the business in which we are engaged, estimate of our business potential, our financial condition, our assessment of our management, and other factors which we consider to be relevant.

BYRON J. WEBB, OUR CHIEF EXECUTIVE OFFICER, OWNS A LARGE PERCENTAGE OF OUR VOTING STOCK, AND THUS INDIVIDUAL INVESTORS WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS.

         Byron J. Webb, our Chief Executive Officer, beneficially owns approximately forty-eight percent (48%) of our common stock. As a result, Mr. Webb is in a position to control substantially all matters submitted to our shareholders for approval (including, the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.


         The sale of a large number of shares held by affiliates could have an adverse effect on the market price for our common stock or our future ability to raise capital through an offering of our equity securities. As of October 29, 2002, we have 4,019,144 shares of common stock outstanding. Of the outstanding shares, the 1,985,144 shares sold in this offering will be freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933. These shares will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. Those shares of common stock that constitute restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, or 144(k) under the Securities Act of 1933.


WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

         Additional financing may not be available on terms favorable to us, although we may need to raise additional funds in order to fund more rapid expansion, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies; See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". If we are unable to obtain the additional funds to cover our increased operations, we may not be able to compete successfully or to service satisfactorily our existing customers.

OUR STOCK PRICE MAY BE VOLATILE.

         If our future quarterly operating results are below the expectations of our investors or securities analysts, the price of our common stock may decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low. The market price of our common stock may rise and fall in response to:

         o    our ability to increase our net income each fiscal quarter;
         o    acquisitions or strategic alliances by us or our competitors;
         o changes in estimates of our financial performance or changes in recommendations by securities analysts; and
         0 general market conditions, particularly for companies with small market capitalizations.

In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its stock. Any securities litigation claims brought against us could result in substantial expense and the diversion of management's attention from our core business.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES

         If our common stock becomes tradable in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that requires brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity or our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities. See "Penny Stock Considerations" on pages 35-36.

ADVERSE EFFECT ON STOCK PRICE FROM FUTURE ISSUANCES OF ADDITIONAL SHARES.


         Our Articles of Incorporation authorize the issuance of twenty-five
(25) million shares of common stock. As of October 29, 2002, we had 4,019,144 shares of common stock issued and outstanding. We also have an aggregate of 300,000 options issued and outstanding as of October 29, 2002. As such, our Board of Directors has the power, without shareholder approval, to issue up to 20,680,856 shares of common stock.


         Any issuance of additional shares of common stock, whether by Webb Mortgage Depot to new shareholders or the exercise of outstanding warrants, may result in substantial dilution to our current shareholders and a reduction of the book value or market price of the outstanding common stock and preferred shares. Issuance of additional shoes will reduce the proportionate ownership and voting power of our then existing shareholders.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES FOR THE FORESEEABLE FUTURE.

         We did not operate at a profit during fiscal 2001, 2000 and fiscal 1999 the last three fiscal years. Given our planned operating and capital expenditures, we may incur operating and net losses in the foreseeable future. We incurred net losses of $385,089 and $226,204 in fiscal 2001 and 2000, respectively. Our accumulated deficit was $1,248,812 as of June 30, 2002. It is critical to our success that we continue to devote financial resources to sales and marketing and developing brand awareness. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. As we increase spending, our losses may continue to increase in the foreseeable future. As a result, we may never achieve or sustain profitability, and if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We received a going concern qualification from our accountants for the fiscal years ended December 31, 2001 and 2000. The ability of our company to continue as a going concern is dependent on our ability to generate future profits or to raise additional capital. We have begun cutting costs in the areas of advertising and in April 2002 relocated our Boca Raton offices for a significant cost savings in rent. Additionally, Byron Webb, our founder, intends to transfer three pieces of real estate into our company prior to sale. We believe that these actions will allow us to continue as a going concern. However, we cannot provide you with any assurances that we will be able to continue as a going concern.

OUR PAST OPERATING HISTORY MAY NOT BE INDICATIVE OF OUR FUTURE PERFORMANCE.

         We began operations as Webb Mortgage Corp. in 1992. In 1999, Webb Mortgage Corp. processed $42 million in mortgage loans. However, there have been many changes in the mortgage industry and our business since that time. In March 2000, Webb Mortgage Corp. was acquired by Webb Mortgage Depot in a recapitalization. Accordingly, our past operating history may not be indicative of our future performance.

         All of our operations have occurred during a period in which the overall home mortgage market has grown and the online mortgage market has emerged. We have never operated our business during a downturn in the mortgage market and we cannot assure you that we will be successful in such a market.

WE WILL ORIGINATE FEWER MORTGAGE LOANS IF INTEREST RATES RISE.

         In periods of rising interest rates, demand for mortgage loans typically declines. During those periods, we will likely originate fewer mortgage loans and our revenues will decline.

         If interest rates rise significantly, the demand for refinancing and new mortgages will decrease. Interest rate changes have a greater effect on the market for refinancing because refinancing is motivated primarily by a borrower's desire to lower financing costs. These interest rate fluctuations may produce fluctuating earnings.

THE GEOGRAPHIC SCOPE OF BUSINESS HAS INCREASED SIGNIFICANTLY IN THE PAST FISCAL YEAR AND WE MAY HAVE DIFFICULTY MANAGING THE GROWTH.

         In July 2000, we expanded our operations by opening an office in Matthews, North Carolina, a suburb of Charlotte, North Carolina. We expect to continue to expand our operations into other states, and we are taking steps to get licensed in other states where demographics indicate that there are a large number of home buyers. In January 2002, we received our mortgage broker's license from the State of New York and applied for our mortgage broker's license in California.

         For the expansion in these other states to be successful, we need to find qualified persons who will work with us as independent mortgage brokers. It may be difficult to find these people. Furthermore, we will need to integrate these people into our operations, primarily in the use of our CALYX software program. If we are not able to affiliate with qualified mortgage brokers, our business will not grow as quickly.

THE CONSUMER LENDING INDUSTRY IS EXTREMELY COMPETITIVE AND IF WE FAIL TO SUCCESSFULLY COMPETE IN THIS INDUSTRY, OUR MARKET SHARE AND BUSINESS WILL BE ADVERSELY AFFECTED.

         The consumer lending industry is extremely competitive. We compete with other mortgage banking companies, commercial banks, savings associations, credit unions, insurance companies and other financial institutions. Many of these companies and financial institutions are larger, more experienced and have greater financial resources than we do. Accordingly, we may not be able to compete successfully in the mortgage banking market. Our competitors may be able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements. They also may be able to undertake more extensive promotional activities, offer more attractive terms to borrowers and adopt more aggressive pricing policies.

ADDITIONAL PRICING PRESSURES RESULTING FROM INCREASED COMPETITION COULD REDUCE OUR REVENUES.

         Pricing of mortgage loans is highly competitive. Increased competition forced us and other mortgage lenders to reduce our prices to borrowers, thereby reducing our revenue. Pricing to borrowers involves a number of factors including the interest rate on the loan, up-front origination fees and fees for processing, underwriting and documentation preparation. We have seen prices that borrowers pay on mortgage loans decrease significantly over the last two years. If, as a result of the reduction in revenues, we are unable to obtain the additional funds to cover our increased operating costs, we may not be able to successfully compete or satisfactorily service our existing customers.

OUR BUSINESS STRATEGY DEPENDS ON PROMOTING OUR BRAND NAME AND UPON ACHIEVING BRAND RECOGNITION.

         There are a growing number of web sites that offer services that are similar to and competitive with our services. Therefore, we believe that brand recognition will become an increasingly important competitive advantage in our industry. Establishing and maintaining our brand is critical to expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We intend to increase our spending to create brand awareness, but if we fail to promote our brand successfully, or if these efforts are excessively expensive, our business may be harmed. The value of our brand could be diluted if visitors to our web site do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received. Moreover, promoting and enhancing our brand will also depend, in part, on our ability to provide a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal.

OUR BUSINESS IS HEAVILY DEPENDENT ON THE FLORIDA ECONOMY.

         At the current time, our business is heavily dependent on the Florida economy. During fiscal 2001, we estimate that approximately 70% of our mortgage loans were originated in Florida. The Florida economy may suffer a downturn or recession due to, among other things, natural disasters, such as hurricanes and flooding. To the extent that borrowers are uninsured for natural disasters, our ability to collect on the mortgages will be impaired. Increased delinquencies or defaults resulting from natural disasters could adversely affect our business.

WE CURRENTLY DEPEND ON A FEW FUNDING PARTNERS.

         Although we maintain relationships with approximately fifty (50) lenders, most of the loans that we originate are funded by a much smaller subset of these lenders. This small group of lenders tends to provide more favorable rates and terms to our customers. We believe if and when other lenders offer comparable terms, the source of loans will shift accordingly. If lenders with the most competitive terms do not continue to accept the loans we originate, our business could suffer.

WE DEPEND ON THIRD PARTY COMPANIES TO PROVIDE SERVICES AND IF THESE COMPANIES FAIL TO DELIVER TIMELY AND COMPETENTLY, THESE SERVICES, OUR BUSINESS AND REPUTATION WILL BE DIRECTLY AND ADVERSELY AFFECTED.

         We depend on third party companies to perform appraisals, credit reports and title searches. Any interruptions or delays in obtaining these services may cause delays in our processing and closing of mortgage loans, which could create customer dissatisfaction and injure our market position.

UNION PLANTERS BANK HAS A SECURITY INTEREST IN ALL OF OUR ASSETS.

         In January 1999, we obtained a loan in the amount of $50,000 from Union Planters Bank, N.A., through our subsidiary, Webb Mortgage Corp. As security for such loan, we granted Union Planters Bank, N.A. a security interest in all of our assets, which primarily consist of furniture, computer equipment and cash. The loan is payable on demand at any time. If Union Planters demands repayment of the note and we fail to pay the note in full, Union Planters can foreclose on its security interest and take possession of our assets. Because the use of our computers and equipment is important for our business, we probably would not be able to continue business operations if Union Planters were to foreclose on our assets. However, Byron Webb, our founder, has advised that he will pay the loan personally, on behalf of our company if necessary, to avoid any damage to our business.

OUR REVENUES MAY DECREASE IF GOVERNMENT SPONSORED PROGRAMS LIKE FANNIE MAE, FREDDIE MAC AND GINNIE MAE DECREASE BUYING LOANS IN THE SECONDARY MARKET

         The mortgage industry depends indirectly on the continued existence of government sponsored programs like Fannie Mae, Freddie Mac and Ginnie Mae to buy loans in the secondary market. These government programs provide liquidity to the mortgage market. Any decline in the secondary market level of activity, or increase in the underwriting criteria, of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors, would probably reduce the total number of originated mortgage loans. If the secondary market is not as active and lenders can not resell their loans as quickly, lenders reduce the number of loans that they fund. If there is a decrease in the number of loans that mortgage lenders are willing to fund, it will probably decrease the number of mortgage loans which we originate, which would reduce our total revenues.

WE DEPEND ON AUTOMATED UNDERWRITING, AND THE LOSS OF OUR RELATIONSHIP WITH SIGNIFICANT PROVIDERS OF AUTOMATED UNDERWRITING WOULD HARM OUR BUSINESS.

         We depend on automated underwriting and other services offered by government sponsored enterprises to ensure that our mortgage services can be offered on a timely and efficient basis. We expect to process a significant portion of our conforming loans using the automated underwriting services of Fannie Mae, Freddie Mac and Ginnie Mae, or other providers of automated underwriting services. The termination of our agreements with any of our lenders could harm our business by reducing our ability to streamline the mortgage origination process. Furthermore, we may not be able to implement automated underwriting services in a manner that will lead to substantial processing efficiencies. The use of automated underwriting allows us to streamline mortgage originations by moving conditions underwriting to the initial stages of the loan process. We cannot assure you that we will remain in good standing with Fannie Mae, Freddie Mac or Ginnie Mae or those lenders currently sponsoring our use of these systems, or that these entities will not prohibit our use of their automated underwriting systems for other reasons.

                          RISKS RELATED TO OUR INDUSTRY

THE REAL ESTATE INDUSTRY IS BOTH SEASONAL AND CYCLICAL, WHICH COULD AFFECT OUR QUARTERLY RESULTS.

         Our business is seasonal. We anticipate that as the online mortgage origination industry matures, our business will be increasingly susceptible to the same seasonal factors that affect the mortgage industry as a whole. The real estate industry experiences a decrease in activity during the winter. Because of our limited operating history, however, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

         In addition, the residential real estate and mortgage business in which we operate is cyclical. Shifts in the economy and interest rates, as well as in residential real estate values, generally affect the number of home sales and refinancing activities. Since our reorganization in May 1999, sales of residential homes in the United States have been at historically high levels. The economic swings in the real estate industry may be caused by various factors. When interest rates are high or national and global economic conditions are perceived to be, or are weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and those products and services related to the real estate industry could adversely affect demand for our mortgage products and services.

IF WE ARE UNABLE TO COMPLY WITH MORTGAGE BANKING AND MORTGAGE BROKERAGE RULES AND REGULATIONS, OUR ABILITY TO ORIGINATE OR FUND LOANS MAY BE RESTRICTED.

         The mortgage banking business is subject to federal and state regulations. Although we intend to fully comply with all mortgage banking regulations, we could inadvertently fail to comply with one of the applicable regulations. For example, any person who acquires control of ten percent (10%) or more of our voting stock may be subject to certain state licensing regulations, which require the periodic filing of certain financial information and other personal and business information. If any person controlling ten percent (10%) or more of our voting stock refuses or fails to comply with such filing requirements, our existing licensing arrangements could be jeopardized.

THE REGULATORY ENVIRONMENT IS COMPLEX AND EVER CHANGING.

         At the federal level, our mortgage brokering activities are regulated under a variety of laws, including the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X and the Home Mortgage Disclosure Act of 1975 and Regulation C. As the mortgage lending and brokerage businesses evolve in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur additional expenses.

CHANGES IN THE LAW GOVERNING TAX TREATMENT OF HOME MORTGAGE INTEREST MAY HARM OUR BUSINESS.

         The reduction or elimination of tax benefits associated with the deductibility of mortgage interest from federal and state income tax could have a material adverse effect on the demand for the residential mortgage loans. Members of Congress, government officials and political candidates have from time to time suggested the elimination of mortgage interest deductions based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action.

                          RISKS RELATED TO THE INTERNET

OUR BUSINESS WILL BE IMPAIRED IF CONSUMERS DO NOT CONTINUE TO USE THE INTERNET.

         Our business will be adversely affected if Internet usage does not continue to grow, particularly by home buyers. A number of factors may inhibit Internet usage by consumers including inadequate network infrastructure, security concerns, inconsistent quality of service and lack of availability of cost-effective, high speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. In addition, many web sites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our web site, could grow more slowly or decline.

THE REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD HARM OUR BUSINESS.

         Laws and regulations applicable directly to electronic commerce or relating to online content, user privacy, access charges, liability for third party activities, jurisdiction and taxation may become more prevalent in the future. It is uncertain as to whether existing laws will be applied toward the Internet. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium.

         The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level, and by various foreign governments, to impose taxes on the sale of goods and services and other Internet activities. In the future, laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

         Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications to impose access fees on Internet service providers and online service providers. If access fees are imposed, the cost of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This slowing could in turn decrease demand for our services and/or increase our cost of doing business.

         The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, telecommunications, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission, Federal Communications Commission, local authorities or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business could suffer.

OUR INTERNAL NETWORK INFRASTRUCTURE COULD BE DISRUPTED BY A NUMBER OF DIFFERENT OCCURRENCES.

         Our operations depend upon our ability to maintain and protect our computer systems, which are located at our corporate headquarters in Boca Raton, Florida. Our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against these occurrences and general business interruptions, the amount of coverage may not be adequate in any particular case.

         We expect that hackers may attempt to penetrate our network security from time to time. Because a hacker who penetrates our network security could misappropriate proprietary or private consumer information or cause interruptions in our services, we might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by these breaches.

THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, AND IF WE FAIL TO EFFECTIVELY ADAPT TO THESE CHANGING TECHNOLOGICAL DEVELOPMENTS, WE WILL BE UNABLE TO SUCCESSFULLY COMPETE.

         The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and consumer demands, and frequent new product and service introductions and enhancements. Our future success will depend significantly on our ability to adapt to increasing usage of the Internet and to rapidly changing technology, which may involve:

         0    increasing the performance and reliability of our web site;
         0    integrating third party software into our web site in a fully functional manner; and
         0    adding new and useful services and content to our web site.

         Furthermore, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology. If we fail to adapt to increased usage of the Internet or new technological developments, we will be unable to successfully compete online.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET AND FOR PRODUCTS AND SERVICES SOLD OVER THE INTERNET.

         We provide third party content on our web site. We could be exposed to liability with respect to this third party information. Our customers might assert, among other things, that by directly or indirectly providing links to web sites operated by third parties, we should be liable for copyright and/or trademark infringement or other wrongful actions by third parties on these web sites. Our customers could also assert that our third party information contains errors or omissions, and they could seek damages for losses incurred if they rely upon that information. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

                              DISCLOSURE REGARDING
                           FORWARD-LOOKING STATEMENTS
                           --------------------------

         This prospectus contains forward-looking statements that involve risks and uncertainties. Words such as "anticipate," "believe, " "expect," "future," "plan," and "intend" identify forward-looking statements, which are uncertain. Investors should not rely upon the numerous forward-looking statements contained in this prospectus, as actual results could differ materially from those anticipated in forward-looking statements for many reasons described in this section and elsewhere in this prospectus.

         An investment in our common stock is very risky. You should be aware that you could lose the entire amount of your investment. You should consider carefully the following risks and other information when you evaluate our business and the forward-looking statements that we make in this prospectus. Any of these risk factors could materially and adversely affect our business, financial condition or operating results. As a result, a market for our stock might not develop, the trading price of our common stock could decline, and you could lose, all or part of your investment.

         You should not place undue reliance on forward-looking statements in this prospectus. This prospectus also contains forward-looking statements regarding the growth in the use of the Internet and commerce over the Internet, the demand for Internet advertising and other similar forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks as described in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS
                                 ---------------

         All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

         Our management has determined the offering price for the selling shareholders' shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

         The selling shareholders will be required to sell their shares at $1.00 per share until our shares are quoted on a quotation medium, such as the OCT Bulletin Board. If and when our shares are quoted on the Over-the-Counter Bulletin Board, the selling shareholders will sell their shares at prevailing market prices or at privately negotiated prices.

                   MARKET FOR COMMON STOCK AND RELATED MATTERS
                   -------------------------------------------

         At the present time, there is no publicly traded market for our common stock. There can be no assurances that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public sale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans until a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in our securities.


         As of October 29, 2002, we have 4,019,144 shares of our common stock issued and outstanding, of which approximately 1,053,144 shares can be sold under Rule 144(k) and 1,054,310 shares under Rule 144 (including the 269,144 shares that can be sold under Rule 144(k)). As of October 29, 2002, we had thirty-seven (37) holders of record of our common stock and 300,000 options issued and outstanding at prices ranging from $.50 per share to $.55 per share. We have agreed to register the resale of 1,985,144 shares of our common stock for certain selling shareholders as described in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes appearing elsewhere in this prospectus.

OVERVIEW

         We were incorporated in the State of Florida on May 11, 1999, to implement a corporate reorganization of Webb Mortgage Corp. and Webb Mortgage Services Corporation, companies that were formed by Byron Webb, our founder.

         Webb Mortgage Corp. was incorporated on June 19, 1992 and operated as a mortgage broker. In fiscal 1999, Webb Mortgage Corp. processed $42 million in mortgage loans. Webb Mortgage Services Corporation, was incorporated on February 25, 1998 and held a correspondent mortgage lender license in Florida from 1998-2001. In March 2000, we acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation by issuing 2 million shares of our common stock to Byron Webb. The transaction was treated as a recapitalization for financial accounting purposes.


         As a result of the recapitalization, we have two wholly-owned subsidiaries, Webb Mortgage Corp. and Webb Mortgage Services Corporation. As of October 29, 2002, these companies were inactive and all brokerage business was transacted through Webb Mortgage Depot, Inc.


         Because we are expanding our operations, we have experienced losses and are continuing to experience losses. We had net losses of $385,089 for fiscal 2001 and $226,204 for fiscal 2000. We had a net loss of $3,601 for the six months ended June 30, 2002. Our accumulated deficit was $1,248,9122 as of June 30, 2002. These losses may continue through the foreseeable future

         At the beginning of 2002, we took steps to significantly reduce our overhead expenses. We terminated our seven-year lease for our corporate office in Boca Raton, Florida, which we estimate will save us approximately $3,600 per month. Furthermore, in order to reduce our losses, we do not plan on issuing a significant number of shares of our common stock to consultants and other third parties. However, we can not provide any assurances that we will not issue any additional shares of our common stock. In order to increase revenues, we will continue to expand into other states where the demographics indicate that there are a large number of homebuyers.

         NET INCOME/LOSS FROM OF OPERATIONS. During the six months ended June 30, 2002, we had a net loss of $3,601 compared with a net loss of $239,695 in the six months ended June 30, 2001. Our net loss decreased significantly in the six months ended June 30, 2002 because our total operating expenses decreased by $335,069 and we generated interest income of $3,450 and a gain on our lease termination of $16,047.

         REVENUES. Our total revenues decreased to $282,871 for the six months ended June 30, 2002 compared to total revenues of $399,013 for the six months ended June 30, 2001. Although originations increased, these consisted of more refinancing type transactions as opposed to purchase transactions which generate fewer revenues per transaction. During the six months ended June 30, 2002, approximately 80% of our originations were refinancing transactions. In the six months ended June 30, 2002, we originated approximately $24.6 million in mortgage loans compared with $21 million in mortgage loans in the six months ended June 30, 2001.

         OPERATING EXPENSES. Our operating expenses decreased significantly in the six months ended June 30, 2002 to $300,781 or 106.3% of total revenues, compared to $635,850 or 159.4%, of total revenues in the six months ended June 30, 2001. Our total operating expenses decreased in the six months ended June 30, 2002 because we originated fewer mortgage loans and made a conscious decision to reduce operating costs. The operating expenses that decreased the most significantly in the six months ended June 30, 2002 were advertising, commissions, compensation and general and administrative expenses. The operating expenses that increased the most in the six months ended June 30, 2002 were professional fees and telephone and utilities.

         COMPENSATION. Compensation expenses consist of the salary for our Chief Executive Officer. Total compensation expenses decreased to $32,500, or 11.4% of total revenues, in the six months ended June 30, 2002 compared with $83,192 or 20.8% of total revenues, in the six months ended June 30, 2001.

         ADVERTISING. Advertising expenses consist primarily of advertisements that we place in newspapers. Advertising expenses decreased to $33,457 or 11.8% of total revenues in the six months ended June 30, 2002, compared with $85,154 or 21.3% of total revenues in the six months ended June 30, 2001. In an effort to reduce our operating costs, we made a conscious decision to decrease our advertising expenses in fiscal 2002. We will continue to incur advertising expenditures; however our advertising budget has decreased significantly.

         COMMISSIONS. We pay commissions of approximately 40% to 50% of the brokerage fee that we receive to the individual broker who processed the loan. The commission is paid when the loan is funded. Commissions decreased to $116,346 or 41.1% of total revenues, in the six months ended June 30, 2002 compared to $198,041, or 49.6% of total revenues, in the six months ended June 30, 2001. Our commissions decreased because we did not originate as many loans in the six months ended June 30, 2002 compared with loans originated in the six months ended June 30, 2001. In addition, commissions as a percentage of revenue increased, since our President originated more loans in the six months ended June 30, 2002 compared to the six months ended June 30, 2001. Our President does not receive commissions for the loans he originates because he is paid pursuant to an employment agreement.

         PROCESSING FEES. We pay independent third parties a fee to process our loans. Processing fees decreased to $4,430, or 1.6% of total revenues in the first quarter of 2002 compared with $26,979, or 6.8% of total revenues, in the six months ended June 30, 2002. Our processing fees decreased because we did not originate as many loans in the six months ended June 30, 2002 and our brokers are processing their own loans.

         CONSULTING FEES. We did not pay any consulting fees in the six months ended June 30, 2002. In order to reduce our operating expenses, we do not plan on paying any consulting fees in the current fiscal year, unless our business needs dictate that such fees are appropriate. In the six months ended June 30, 2001, we paid consulting fees of $113,599, or 28.5% of total revenues.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include items such as bank charges, insurance and office expenses. General and administrative expenses were $17,500 or 6.2% of total revenues in the six months ended June 30, 2002, compared with $39,296 or 9.9% of total revenues.

         APPRAISALS, TITLE WORK AND SURVEYS. In connection with obtaining loans from borrowers, we engage third parties to perform the appraisals, title work and surveys. We do not charge our borrowers a markup for these services. Fees for appraisals, title work and surveys were $3,700 or 1.3% of total revenues in the six months ended June 30, 2002, compared with $10,265 or 2.5% of total revenues in the six months ended June 30, 2001. Costs were lower in the six months ended June 30, 2002 because most of our mortgage loans were refinancing. In a refinancing, the borrower typically pays for the appraisal, and title work and survey costs are typically less.

         CREDIT REPORT FEES. Prior to obtaining loans, we need to have credit reports for each of our borrowers. We engage third parties to perform these services and do not charge our borrowers a markup for these services. Credit report fees were $5,997or 2.1% of total revenues in the six months ended June 30l 2002 compared with $10,098 or 2.8% total revenues in the six months ended June 30, 2001.

         PROFESSIONAL FEES. Professional fees include fees paid to our accountants and attorneys. Our professional fees WERE $42,872, or 15.1% of total revenues in the six months ended June 30, 2002 compared with $10,098 or 2.8% of total revenues in the six months ended June 30, 2001.

         RENT. Rent during the six months ended June 30, 2002 includes the rent for our office space in Boca Raton, Florida and our office in Charlotte, North Carolina. Rent was $19,194 or 6.8% of total revenues in the six months ended June 30, 2002 compared with $23,098 or 5.8% of total revenues in the six months ended June 30, 2001. We expect that our rent expense will significantly decrease during the remainder of fiscal 2002, because effective as of April 15, 2002, we terminated our lease agreement for office space in Boca Raton, Florida.

         TELEPHONE AND UTILITIES. Telephone and utilities were $22,264 of 7.8% of total revenues in the six months ended June 30, 2002 compared with $12,018 or 3.0% of total revenues during the six months ended June 30, 2001. Because the real estate market was slower during the first quarter of fiscal 2002, our mortgage brokers made more telephone calls during this time period.

FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2000

         LOSS FROM OPERATIONS/NET LOSS. Our loss from operations was ($376,203) in fiscal 2001 compared with ($221,765) in fiscal 2000. Our net loss increased in fiscal 2001 because our operating expenses increased significantly. In fiscal 2001 and 2000, we had interest expenses of $8,886 and $4,439, respectively. Accordingly, our net loss in fiscal 2001 was ($385,089) and ($226,204) in fiscal 2000.

         REVENUES. Total revenues increased to $774,129 for fiscal 2001 compared to total revenues of $637,060 for fiscal 2000 . In fiscal 2001, we originated approximately $44 million in mortgage loans compared with $36 million in mortgage loans in fiscal 2000. We originated more mortgage loans in fiscal 2001 because interest rates decreased in that year.

         OPERATING EXPENSES. Total operating expenses increased to $1,150,332, or 149% of total revenues compared with $858,825, or 134.8% of total revenues, during fiscal 2000. Our operating expenses increased in fiscal 2001 because we originated more mortgage loans. Our most significant operating expenses include compensation expenses, advertising expenses, commissions and consulting expenses.

         COMPENSATION. Compensation expenses consist primarily of management and employee salaries. Total compensation expenses decreased to $159,627, or 20.6% of total revenues, compared with $176,255, or 27.7% of total revenues, in fiscal 2000.

         ADVERTISING. Advertising expenses increased to $177,426, or 23% of total revenues, compared with $117,619, or 18.5% of total revenues, during fiscal 2000. The increase was due to the opening of our new office in North Carolina. In the upcoming fiscal year, we do not plan on incurring significant advertising expenses.

         COMMISSIONS. Commissions increased to $368,836, or 47.6% of total revenues, compared with $212,275, or 33.3% of total revenues, in fiscal 2000. Commissions increased significantly because founder, Byron Webb, did not originate as many loans in fiscal 2001. During fiscal 2001 and fiscal 2000, Mr. Webb did not receive commissions for any loans that he originated. Mr. Webb relied on the salary that he received from our company. Also, included in this line item are processing fees paid to independent processors. Processing fees increased 164% to $38,063 in fiscal 2001 from $14,400 in fiscal 2000. In 2000, some of our brokers processed their own loans. In 2002, we paid more independent contract processors to allow our brokers more time to focus on originating loans. In the future, we expect that processing fees will be a smaller percentage of revenue, since we are encouraging our brokers to process their own loans.

         CONSULTING FEES. We paid consulting fees to certain financial advisors in connection with of our business activities in fiscal 2001 and 2000. Stock based expenses accounted for 72% of this amount. We also incurred consulting expenses as a result of compensation expenses that were charged to earnings. In fiscal 2001, we paid consulting fees equal to $143,323 or 18.5% of total revenues compared with $125,974, or 19.8% of total revenues, in fiscal 2000.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $85,132 or 11% of total revenues compared with $65,661, or 10.3% of total revenues, in fiscal 2000. We expect general and administrative expenses to increase in absolute dollars as we continue to grow, but decrease as a percentage of revenue as mortgage loan volume increases.

         APPRAISALS, TITLE WORK AND SURVEYS. Fees for appraisals, title work and surveys were $14,100 or1.8% of total revenues in fiscal 2001, compared with $31,466, or 4.9% of total revenues, in fiscal 2000. These costs were higher in fiscal 2000 because interest rates were higher at that time and we would offer to pay certain closing costs to attract new business. In fiscal 2001, we did not need to pay these costs to attract new business.

         CREDIT REPORT FEES. We engage third parties to perform these services and do not charge our borrowers a markup for these services. Credit report fees were $19,234 or 2.5% of total revenues compared with $12,196, or 1.9 % of total revenues, in fiscal 2000.

         PROFESSIONAL FEES. Professional fees include fees paid to our accountants and attorneys. Our professional fees were $53,408, or 6.9% of total revenues compared with $33,000, or 5.1% of total revenues, in fiscal 2000.

         RENT. Rent was $50,017, or 6.5% of total revenues, compared with $44,407, or 6.9% of total revenues, in fiscal 2000. Since we terminated our lease for office space in Boca Raton in March 2002, we expect that our rent expenses will decrease significantly in the future.

         TELEPHONE AND UTILITIES. Telephone and utilities were $31,006, or 4% of total revenues, compared with $30,592, or 4.8% of total revenues, in fiscal 2000.

FISCAL YEAR ENDED DECEMBER 31, 2000, AS COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1999

         LOSS FROM OPERATIONS/NET LOSS. Our loss from operations was ($221,765) in fiscal 2000 compared with ($527,795) in fiscal 1999. Our net loss decreased in fiscal 2000, because our operating expenses were reduced significantly in fiscal 2000. In fiscal 2000 and 1999, we had interest expenses of $4,439 and $6,321, respectively. Accordingly, our net loss was ($226,204) in fiscal 2000 and ($534,116) in fiscal 1999.

         REVENUES. Total revenues decreased to $637,060 in fiscal 2000, compared to total revenues of $788,427 reported for the fiscal 1999. In fiscal 2000, we originated approximately $36 million in mortgage loans compared with $42 million in mortgage loans in fiscal 1999. We originated fewer mortgage loans in fiscal 2000 because interest rates increased in that year.

         OPERATING EXPENSES. Total operating expenses decreased to $858,825, or 134.8% of total revenues, during fiscal year 2000 compared with $1,316,222, or 166.9% of total revenues, for fiscal year 1999. Our most significant operating expenses include compensation expenses, advertising expenses, commissions and consulting expenses.

         COMPENSATION. Compensation expenses consist primarily of management and employee salaries. Total compensation expenses increased to $176,255, or 27.7% of total revenues, in fiscal 2000 compared with $69,928, or 8.9% of total revenues, in fiscal 1999. This increase is primarily related to an increased salary for Byron Webb, our Chief Executive Officer, upon conversion of the company to a C Corporation from an S Corporation. In 1999, his salary was $18,667 with $100,647 taken as an S Corporation dividend. In 2000, Mr. Webb's salary was $141,371.

         ADVERTISING. Advertising expenses consisted primarily of advertisements that we placed in newspapers. Advertising expenses remained relatively constant between fiscal 2000 and fiscal 1999 as a percent of revenues. Advertising expenses decreased to $117,619, or 18.5% of total revenues, during fiscal 2000 compared with $148,059, or 18.7% of total revenues, in fiscal 1999.

         COMMISSIONS. We pay commissions of approximately 40% to 50% of the broker fee that we receive to the individual broker who processes the loan. The commissions are paid when the loan is funded. Commissions decreased to $212,275, or 33.3% of total revenues, in fiscal 2000 compared with $294,721, or 37.4% of total revenues, in fiscal 1999. Also included in this line item are processing fees paid to independent processors of $14,400 and $27,925 in fiscal 2000 and 1999, respectively.

         CONSULTING FEES. We paid consulting fees to certain financial advisors in connection with our initial capital raising efforts in fiscal 2000 and 1999. We also incurred consulting expenses as a result of compensation expenses that were charged to earnings. In fiscal 1999, we paid $512,250, or 64.9% of total revenues, in consulting fees compared with $125,974, or 19.8% of total revenues, in fiscal 2000.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include items such as bank charges, insurance and office expenses. General and administrative expenses were $65,661, or 10.3% of total revenues, in fiscal 2000 compared with $102,767, or 13% of total revenues, in fiscal 1999. We expect general and administrative expenses to increase in absolute dollars as we continue to grow, but decrease as a percentage of revenue as mortgage loan volume increases.

         APPRAISALS, TITLE WORK AND SURVEYS. In connection with obtaining loans from borrowers, we engage third parties to perform the appraisals, title work and surveys. We do not charge our borrowers a markup for these services. Fees for appraisals, title work and surveys were $31,466, or 4.9% of total revenues, in fiscal 2000 compared with $46,218, or 5.8% of total revenues, in fiscal 1999.

         CREDIT REPORT FEES. Prior to obtaining loans, we need to have credit reports for each of our borrowers. We engage third parties to perform these services and do not charge our borrowers a markup for these services. Credit report fees were $12,196, or 1.9 % of total revenues, in fiscal 2000 compared with $18,863, or 2.4 % of total revenues, in fiscal 1999.

         PROFESSIONAL FEES. Professional fees include fees paid to our accountants and attorneys. Our professional fees were $33,000, or 5.1 % of total revenues, in fiscal 2000 compared with $21,115, or 2.7 % of total revenues, in fiscal 1999.

         RENT. Our rent expense during fiscal 2000 and 1999 consisted of our office space in Boca Raton, Florida Rent was $44,407, or 6.9% of total revenues, in fiscal 2000 or $43,488 or 5.5% of total revenues, in fiscal 1999.

         TELEPHONE AND UTILITIES. Telephone and utilities were $30,592, or 4.8% of total revenues, in fiscal 2000 compared with $49,497, or 6.3% of total revenues, in fiscal 1999.

FINANCIAL CONDITION AND LIQUIDITY

         Since inception, we have funded operations primarily through our brokerage business, net cash proceeds from private offerings of our common stock and through our line of credit with Union Planters Bank, N.A. As of June 30, 2002, we had cash and cash equivalents of $24,353 and our shareholders equity was $81,674. We expect our cash on hand to last for the next two (2) months. If cash generated from operations in future periods is insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities, or obtain additional credit facilities. The issuance of additional equity or convertible debt securities could result in additional dilution to our shareholders.

         Cash flows used in operating activities during the six months ended June 30, 2002 were $9,029. Cash flows used in operating activities during fiscal 2001 were $175,761, which was primarily due to the net loss of $389,089 offset by stock based expenses of $103,599 and contributed officer services of $76,435, a recovery of a $10,620 advance to a contractor, and accounts certain other charges. We did not use any cash in investing activities during the six months ended June 30, 2002. Cash used in investing activities during fiscal 2001 was $98,646, primarily as a result of an advance of $97,591 loan to a stockholder. Cash flows from financing activities were minimal during the six months ended June 30, 2002, consisting of a $654 advance under our line of credit. Cash flows from financing activities were $203,944 during fiscal 2001, which consisted of $206,000 in proceeds raised in a private offering, net of offering costs, and a $2,056 repayment on the Union Planters line of credit.

         Byron Webb, our founder, has borrowed money from the company. The amounts outstanding under the loan were $132,682 and an interest related receivable of $3,450 or 75.7% of total assets as of June 30, 2002, $153,370 or 56% of total assets as of December 31, 2001 and $55,779 or 20% of total assets as of December 31, 2000.

         As of June 30, 2002, we had net operating loss carry forwards of approximately $483,000 available to offset future taxable income through 2021.

                                    BUSINESS
                                    --------
OVERVIEW

         We were incorporated in the State of Florida on May 11, 1999, to implement a corporate reorganization of Webb Mortgage Corp. and Webb Mortgage Services Corporation, companies that were formed by Byron Webb, our founder.

         Webb Mortgage Corp. was incorporated on June 19, 1992 and operated as a mortgage broker. In fiscal 1999, Webb Mortgage Corp. processed $42 million in mortgage loans. Webb Mortgage Services Corporation, was incorporated on February 25, 1998 and held a correspondent mortgage lender license in Florida from 1998-2001. In March 2000, we acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation by issuing 2 million shares of our common stock to Byron Webb. The transaction was treated as a re-capitalization for financial accounting purposes.

         As a result of the recapitalization, we have two wholly-owned subsidiaries, Webb Mortgage Corp. and Webb Mortgage Services Corporation. As of December 31, 2001, these companies were inactive and all brokerage business is transacted through Webb Mortgage Depot, Inc.

         We are a provider of both online and traditional mortgage services. We originate and process mortgage loans through walk-in locations at our brokers' offices and through our online application process. We derive our revenues from the brokering of mortgage loans. We charge a fixed processing fee, a credit report fee and commission based on the value of the loan, which is usually around 1.5% of the value of the loan. We recognize revenues when the loan is closed, at which time we are paid by the lender. We originated mortgage loans in the following amounts during the past three years:

                  $44 million of loans in fiscal 2001,
                  $36 million of loans in fiscal 2000, and $42 million of loans in fiscal 1999.

         To date, we have generated all of our revenues from the brokering of mortgage loans. Our mortgage loans can be divided into three categories:

         *Prime or conforming loans
         *Sub-prime or non-conforming loans
         *Commercial

Prime or conforming loans are loans that conform to the guidelines established by certain government sponsored entities. These guidelines establish the maximum loan amount, down payment and borrower and credit and income requirements. All other loans are considered "non-conforming loans" because of the size of the loans (referred to as jumbo mortgages) and/or the credit profiles of the borrowers (generally referred to as sub-prime mortgages). Second mortgage loans, credit lines, home equity loans, home improvement loans are also non-conforming loans. Furthermore, non-conforming loans are sometimes referred to as "non-doc"or "reduced-doc" loans because the paperwork is less extensive than with the prime or conforming loans and prospective borrowers generally do not have to reveal details about their income and credit history.

         In fiscal 2001, 2000 and 1999, the breakdown of our loan originations can be described as follows:

                  Fiscal 2001       Fiscal 2000         Fiscal 1999
                  -----------       -----------         -----------

Prime             80%               70%                 40%
Sub-Prime         15%               20%                 50%
Commercial         5%               10%                 10%

The increased percentage of prime loans in fiscal 2001 and 2000 is due to the fact that interest rates decreased and more prime borrowers refinanced mortgages for their homes during these time periods.

OPERATIONS

         Our operations have historically been centered in Florida. This is partially because Florida is the state of our incorporation and partially because Florida represents one of the largest real estate markets in the United States.

         Our corporate headquarters are located in Matthews, North Carolina, a suburb of Charlotte, North Carolina. We also have an office in Boca Raton, Florida located at 152 South Federal Highway, Boca Raton, Florida, 33432.


         As of October 29, 2002, we are licensed as a correspondent mortgage lender in Florida and as a mortgage broker in California, New York, North Carolina and Utah. We also conduct business in Alabama, Colorado, Montana and Wyoming. In these states, you do not need to have a license to conduct business as a mortgage broker. We will apply for mortgage brokerage licenses in other states if we believe that there is sufficient demand for our mortgage services in those states.


BUSINESS STRATEGY

         We experienced losses in fiscal 2001, 2000 and, fiscal 1999. These losses are a result of substantial operating expenses that we incurred in developing our business. Furthermore, a significant portion of these operating expenses arose from the issuance of securities to consultants. Our plan to achieve profitability includes:

         o increasing business in Florida and North Carolina and other states where we are licensed,

         o obtaining mortgage licenses in demographically desirable states such as Arizona, Colorado, Connecticut, New Jersey and Nevada,

         o    reducing operating expenses, and

         o    entering the home development business


         We intend to increase business in states where we are licensed by running more marketing and promotional campaigns. We generally run advertisements in local papers to advertise the rates on certain of our mortgage products. We plan on forming new partnerships and strategic alliances with real estate agents, developers, lawyers, accountants, financial planners and other persons who are involved in the home buying process.

         We plan on expanding into other parts of the United States, where the demographics indicate that there are a large number of home buyers. Prior to entering a new state, we will examine the number of home sales in certain areas, the projected growth rate of the area and other factors before committing to expansion.

         When we expand into a new state, we do not plan on opening physical offices in that state, rather our independent contractors will work from their individual offices. Our contractors will close loans at the client's location. We believe that we will be able to attract independent contractors, because we pay a much higher commission than our competitors.

         In January 2002, we obtained a mortgage banking license from the State of New York. Our founder, Byron Webb, is speaking with persons who may join us as independent contractors in New York State. Additionally, Mr. Webb is licensed to broker mortgage loans in New York. In August 2002, we received our mortgage brokerage license from the State of California.

         In the future, we would like to be licensed in the following states:

         o Connecticut and New Jersey - states in the New York Tri-State area,
         o    Pennsylvania - near the Tri-State area,
         o    Nevada - a rapidly growing state,
         o    Arizona - a rapidly growing state,
         o    Colorado - a rapidly growing state

HOME DEVELOPMENT BUSINESS

         We also plan on entering the home development business. Our founder, Byron Webb, has purchased three homes, which he intends to transfer into our company a week or two prior to the sale. Therefore, our company will receive proceeds from the sale of the homes. All three of these houses are listed or are in the process of being listed with real estate agents. Mr. Webb will only transfer each house into our company after he has entered into a binding sales contract to sell the home, and all conditions precedent to closing have been met. Therefore, our company will receive net proceeds from the sale of each home after the mortgage, closing costs and other expenses have been deducted.


         In exchange for transferring his properties into our company, Mr. Webb will receive a reduction of the amount owed to the Company under his promissory note equal to the gain on sale. As of October 29, 2002, the amount outstanding under Mr. Webb's promissory note to the Company plus related accrued interest receivable was approximately $120,000. Gain on sale is equal to the difference between the sales price and the cost of the properties and the related liabilities. For example, if a property is sold for a price of $300,000 and the outstanding mortgage is equal to $250,000 and the costs of sale equals $10,000, the gain on sale will be equal to $40,000. After Mr. Webb's outstanding debt to the Company has been paid in full, any gain from the sale of the properties will be recognized as income in the Company's statement of operations.


HOUSING  INVENTORY

         One home is located in Boca Raton, Florida and has an approximate fair market value of $270,000. Mr. Webb purchased this home in May 2001. The house is located in a gated community and has a pool. The house has an outstanding mortgage in the amount of $220,000. This house is in the process of being listed with a real estate agent at a selling price of $269,999.The houses should be listed beginning on September 30, 2002.


         Another home is located in Iredell County, North Carolina on Lake Norman. Mr. Webb purchased a vacant lot of land in September 2001 and has built a home which is 85% complete as of October 29, 2002. This house is listed at a selling price of $479,000. In order to finance the construction of this property, Mr. Webb took out a construction loan in the amount of $350,000.


         Another home is located in Matthews, North Carolina. Mr. Webb acquired his home in April 2001. This house is listed at selling price of $259,999 and has a mortgage in the amount of $220,000.

FUTURE REAL ESTATE PROJECTS

         In the future, Mr. Webb plans on buying other homes and properties in the Florida and North Carolina area. Depending on market conditions, Mr. Webb may:

         - buy vacant land and build houses on that land;
         - buy fix-it-up house and make the necessary repairs;

Mr. Webb plans on having new purchases of home and land placed in the name of our company or one of its subsidiaries. Mr. Webb plans on entering into approximately four or more real estate transactions each year. There can be no assurances that Mr. Webb will be able to complete these transactions.

         We plan to focus our home development business in Florida and North Carolina, two states where we believe that there is an accelerated demand for houses. We also plan on entering into strategic alliances with home builders and other persons in the real estate industry. Mr. Webb has had preliminary discussions with a real estate broker in North Carolina about a joint venture relating to the sale of homes located on Lake Norman. However, this project is in preliminary discussions only and has not been finalized.

 INDUSTRY

         The potential for online mortgage origination is enormous. According to the Mortgage Bankers Association, approximately $1.5 trillion in mortgage loans were originated in 1998, up from $834 billion in 1997. Moreover, Forrester Research predicts that the share of mortgages handled online will increase from 1.5% in 1999 to almost 10% in 2003.

         The mortgage brokerage industry is extremely fragmented. In June 2001, there were approximately thirty thousand (30,000) mortgage brokerage businesses operating in the United States. In 1999 and 2000, mortgage brokers originated over fifty percent (50%) of all mortgage loans in the United States.

PRODUCTS AND SERVICES

TRADITIONAL MORTGAGE SERVICES

         We generate revenues by originating mortgage loans that are funded by third parties. We have access to over fifty (50) institutional and private lenders, which allowed us to have a ninety-six percent (96%) funding rate for all our loan applicants during fiscal 2000. However, most of the loans that we originate are funded by a smaller subset of lenders.

         We offer a full range of loan products, including adjustable rate mortgages, fifteen (15) year and thirty (30) year fixed rate loans, and balloon loans with a variety of maturities. In addition to residential mortgages, we offer refinancing, construction loans, second mortgages, debt consolidation and home equity loans. We provide residential mortgage loans to various consumers including "prime" credit borrowers who desire conventional conforming loans and borrowers seeking "sub-prime" loans.

         Borrowers who qualify for conforming loans have what is referred to as an "A" credit rating. Typically, borrowers who seek sub-prime financing have what is referred to in banking as "B," "C" or "D" credit ratings. Credit ratings vary depending upon the lender, but are usually based on factors, such as income, credit history and previous debt experiences. "A" rated borrowers have the highest credit rating, while "B," "C" and "D" borrowers have progressively lower credit ratings. A "B" credit rating generally indicates that the borrower has 1 or 2 late mortgage payments in the past 12 months and there have been no collections or charge offs. A "C" credit rating indicates that the borrower has 3 or 4 late mortgage payments and there have been collections or charge-offs on the borrower's credit report. A "D" credit rating indicates that the borrower has a recent bankruptcy or foreclosure.

         We provide "non-doc" or "reduced-doc" loans to sub-prime borrowers. These "non-doc" or "reduced-doc" loans are provided typically to borrowers with prime credit ratings who desire to maintain their privacy as to details of their income, self-employed persons or persons with blemished credit histories. Management anticipates an increase in "sub-prime" and "no-doc" loans as the market for self-employed borrowers and individuals with blemished credit grows.

ONLINE MORTGAGE SERVICES

         In 1995 we established www.webbmortgage.com. This site advertises and generates leads for our traditional mortgage services. We use this web site to service those individuals who prefer the convenience of the online process versus traditional mortgage services. Our online service complements the highly personalized service offered at our traditional offices. The majority of our online business is generated from home refinancing, because of the decrease in interest rates. During fiscal 2001, we estimate that we received approximately 30% of our mortgage loans from the Internet.

         We believe it is important to have an Internet presence. A study conducted by the Mortgage Banker's Association found that eighty-two (82%) per cent of consumers who obtained a mortgage in 2002, whether for the purchase of a new home or refinancing, used the Internet at some point during the home buying or mortgage process.

BUSINESS PHILOSOPHY AND COMPETITIVE STRATEGY

         We believe that we have a competitive advantage over other mortgage brokers, because we offer our consumers a comprehensive selection of mortgage products. The process of obtaining a mortgage loan or refinancing a mortgage loan can be time-consuming, frustrating and overwhelming for many consumers. Consumers want to make certain that they get the best rates on their mortgage loans. If they go to a large financial institution, such as Citibank or NationsBank, they may not get the best rates. These organizations have financial incentives to keep them with their financial institution, even if they do not offer the most comprehensive selection of mortgage products. Similarly, if they go to a small mortgage broker, it may not have access to the best mortgage products. Smaller mortgage brokers may not be approved by some of the more established lenders, such as CountryWide and Eastern Savings Bank.

         We believe that we are able to solve these problems for our consumers. Our chief competitive advantages are:

         1.    Personalized service.
         2.    Expedited mortgage processing services; and
         3. Convenience and access to the best rates and products for our customers.

As a smaller mortgage broker, we believe that we are able to give our clients more personalized attention than larger mortgage brokers. We make certain that our customers' loans are processed in an expedited manner. Our mortgage lenders can quickly advise a client as to whether he/she will be approved for a loan. However, the time between approval of a customer's loan and actual funding is subject to a number of variables, such as obtaining appraisals and title searches. Our customer oriented mortgage brokers expedite the time between approval and funding, by assisting in collecting all the documents that are required for closing. Even as our business expands, we intend to make customer service a priority for our mortgage brokers. We have a network of over fifty
(50) institutional and private lenders, which allows to us to have funding rate of approximately 96% for all of our loan applications. We have been approved by several well-known funders, such as CountryWide, Eastern Savings Bank, Homecoming Financial - a GMAC Division, Union Planters, HSBC Bank and Chase-Manhattan. This network allows us to have access to the best products and services for our customers.

SALES AND MARKETING

         We use numerous sales and marketing vehicles for both our traditional and online mortgage products and services. We intend to establish our brand name through a focused marketing campaign that will appeal to both online and traditional users of mortgage services.

TRADITIONAL MORTGAGE ORIGINATION

         A number of vehicles are used to generate leads in the traditional mortgage origination business:

o ADVERTISING. We advertise in various newspapers throughout Florida and North Carolina.

o PURCHASING NAMES OF QUALIFIED LEADS. We purchase lists which contain the names of potential mortgage holders. Our mortgage brokers contact the persons on these lists and see if Webb Mortgage Depot can assist them in obtaining financing.

o        REFERRALS. We receive numerous referrals come from satisfied customers.
         In addition, many customers are repeat customers.

o STRATEGIC ALLIANCES. We have established relationships with builders, realtors, financial planners and other parties connected with the real estate industry. These strategic partners generate a significant number of referrals to the company.

o PUBLIC RELATIONS. We have successfully used this strategy to obtain favorable articles in the local press, which have generated many qualified leads.

ONLINE MORTGAGE ORIGINATION

         To generate leads for our online services, we pursue the following marketing tactics:

o Registering with Internet search engines to ensure our company's services appear in prime locations when online searches for mortgages and home loans are made.

o Forming strategic alliances that will generate additional leads from companies offering complementary services.

o Targeting cost effective e-mail campaigns to users that have expressed an interest in obtaining real estate or mortgage related information.

o        Placing banner advertisements on real estate related web sites.

o Linking with existing real estate sites that will allow users to click and immediately be connected to our company's web site.

OPERATIONS AND PROCESSING OF MORTGAGE LOANS

         Our operations include origination, loan processing, data entry, compilation of personal financings and other materials (including appraisals, titles, credit reports and employment verification) and underwriting. When a customer applies for a mortgage loan, we enter information that our customer gives us into CALYX, a software program that we use. This raw data includes information about the borrower's name, type of loan, income, list of assets, liabilities, job information and other information relevant to a lender.

         The CALYX software program takes all the information that we input and provides us with a completed loan application for the borrower. Next, we determine which lenders might be able to offer the borrower a mortgage loan. Sometimes, we will go to a general web site that provides clearing information on mortgage loans. Other times, based on experience, we know which lenders will have the best mortgage loan products for a particular client. We generally use a few lenders to provide a majority of our loans, because these lenders generally offer the best rates to our customers. In addition, we have found that these lenders provide efficient service.

         We upload the completed loan information on the web site of the lender that we have selected for the borrower and determine if the lender will give us e-approval for the loan. If the lender gives the borrower approval, it, the web site, will generate a commitment letter with contingencies. Then, the lender will also send us documentation for the loan.

         If a customer does not pre-qualify for the loan or if the application is incomplete, one of our mortgage brokers will inform the mortgage loan applicant why the loan was rejected and how and if the application can be remedied.

TECHNOLOGY INFRASTRUCTURE AND SECURITY

         We have a computer server which houses all of our computer-based technology from our Internet web sites to our e-mail capabilities. All of our server hardware is provided by Dell Computer Corp., and our routers and switches are provided by Cisco Systems. Our server runs on Microsoft Windows NT operating system software. We have redundant high-speed data lines from multiple vendors for Internet access. We stock additional hardware parts and have designed system and power supply redundancies to ensure that there are no interruptions in service based on hardware failures. In addition, we monitor our servers to ensure that we have sufficient space to handle software upgrades. All software and data in the system is backed up to magnetic tape each night, which is stored off-site.

         Our technology security systems are designed to prevent most unauthorized access to internal systems and illegal third party access to our data.

REGULATIONS

         Our mortgage services business is subject to the rules and regulations of the Department of Housing and Urban Development, Federal Housing Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing and underwriting mortgage loans. These rules and regulations, among other things, impose licensing obligations, prohibit discrimination and establish underwriting guidelines. Also, we are required to comply with regulatory financial requirements.

         Mortgage origination activities are subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit us from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. Also, we are required to disclose reasons for credit denial and other matters to applicants. The Truth-in-Lending Act requires us to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so they can compare credit terms. It guarantees borrowers a three (3) day right to cancel certain credit transactions. If we fail to comply with the Truth-in-Lending Act, aggrieved customers could have the right to rescind their loan transactions and to demand the return of finance charges. The Fair Credit Reporting Act requires us to supply loan applicants who are denied credit the credit-reporting agency's name and address. The Real Estate Settlement Procedures Act was designed to prevent abuses in the referral of business in the real estate industry. It prevents specific types of payments between certain providers.

         Although our operations on the Internet are not currently regulated by any U.S. government agency, future laws and regulations may be adopted governing the Internet, and existing laws may be interpreted to apply to the Internet. Therefore, our future compliance may be more difficult or expensive.

FACILITIES

         Our corporate offices are located in Matthews, North Carolina. Our rent in Matthews is approximately $941 per month and our three (3) year lease expires on May 31, 2004. We also have the use of office space in Boca Raton, Florida, on a rent-free basis.

EMPLOYEES


         As of October 29, 2002, Byron J. Webb is our only full-time employee. At the present time, we work with seven (7) mortgage brokers , who are independent contractors. This number varies from time to time, and during certain peak time periods, we have had fourteen (14) independent contractors working with us. The number of independent contractors in our offices is as follows: six (6) in Boca Raton, Florida and one (1) in Matthews, North Carolina. Our founder, Byron J. Webb, who is in Matthews, North Carolina, is our only employee.


LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

                                   MANAGEMENT
                                   ----------


         The following table sets forth certain information with respect to our executive officers and directors as of October26, 2002:


Name                        Age        Position with the company
----                        ---        -------------------------
Byron J. Webb               39         President, Chief Executive Officer,
                                       Chief Financial Officer and Director
Harvey Judkowitz            56         Director

         BYRON J. WEBB has served as our President, Chief Executive Officer and Director since our incorporation on May 11, 1999 and as our Chief Financial Officer from May 26, 2002 through the present date. Mr. Webb is an entrepreneurial business professional with seventeen (17) years of mortgage industry experience. Since 1992 and until its acquisition, Mr. Webb was founder and President of Webb Mortgage Corp. Since founding the company, Mr. Webb has expanded the company's operations to sixteen (16) mortgage brokers, working as independent contractors, and increased the company's mortgage financing in 1998 to $58 million. Prior to founding Webb Mortgage Depot, Mr. Webb was a senior loan officer with Glendale Federal Bank's mortgage department. Mr. Webb has been named several times as an "Origination Super Star" by Mortgage Originator Magazine for his success in closing mortgage transactions. In 1998, Mr. Webb ranked 96th in the country in the number of loans closed and was ranked 139th in dollar volume of mortgage loans.

         HARVEY JUDKOWITZ has served as our Chief Financial Officer and Director from October 1, 2001 through May 26, 2002, and as a director from October 1, 2001 through the present date. Mr. Judkowitz comes to Webb Mortgage Depot with over twenty five (25) years of experience in executive management, financial management, and accounting, including several CEO and CFO positions with publicly traded companies. He was CEO of Designers International Corp., a public company, from 1982 to 1985; CEO of Utilicore Corporation, a public company, from 1998 through June 30, 1999, and President of NetWebOnLine.Com, Inc. from September 1, 1998 through October 21, 2001. During the period between 1989 and 1998, Mr. Judkowitz was in private practice as an accountant and formed his own accounting firm, Judkowitz & Company. He has also served as a director of HBOA Holdings, Inc., a public company, from August 2000 through the present date. Mr. Judkowitz has also held positions with private companies. He has served as the Treasurer of FT Industries, (Claires' Stores) from 1980-1982, the Executive Vice President of JR Industries, Inc., from 1985-1988, the Chief Financial Officer of New Millennium Communications Corp., from 1998-1999 and the CFO of Capital International from April 1, 1999 through October 31, 2000. Mr. Judkowitz holds a BBA degree from Pace University and is a certified public accountant in Florida and New York.

         Our directors serve for a term of one (1) year, or until their successors are elected and qualified.

BOARD COMMITTEES

         We have an audit committee and an executive compensation/stock option committee. The audit committee consists of Mr. Judkowitz and Mr. Webb. The audit committee recommends the engagement of independent auditors to the Board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent auditors, reviews our internal accounting controls or approves services to be performed by our independent auditors. The executive compensation/stock option committee consists of Mr. Judkowitz and Mr. Webb. The executive compensation/stock option committee considers and authorizes remuneration arrangements for senior management, and grants options under and administers, our employee stock option plan.

DIRECTORS COMPENSATION

         We currently reimburse each director for expenses incurred in connection with attendance at each meeting of the Board of Directors or a committee on which he serves. In addition, we intend to grant each director 10,000 stock options each year with an exercise price equal to the fair market value of our stock on the date of the grant.

                             EXECUTIVE COMPENSATION
                             ----------------------

         The following table sets forth certain compensation information for the fiscal years ended December 31, 2001, 2000, and 1999 with regard to Webb Mortgage Depot's Chief Executive Officer:

                           SUMMARY COMPENSATION TABLE

Name of Individual and Position              Year        Salary         Bonus      Stock Award(1)      Dividend(2)
-------------------------------              ----        ------         -----      --------------      -----------

Byron J. Webb, Chief Executive Officer       2001       $ 76,435(3)     $    0        $     0           $      0
and Chief Financial Officer                  2000       $135,000        $6,371        $     0           $      0
                                             1999       $ 18,667        $    0        $66,400           $100,647

(1) In July 1999, we issued 80,000 shares of our common stock to Byron Webb. The fair market value of the stock on the date of the grant was $0.83 per share.
(2) In March 2000, the company became a C corporation under the Internal Revenue Code and lost its status as an S corporation.
(3) In 2001, Byron Webb contributed 50% of his contracted salary to the Company ($152,870) as a contribution to capital.
(4) In 2001, Byron Webb contributed 50% of his contracted salary to the Company of $152,870, plus estimated bonus as a contribution to capital.

OPTION GRANTS AND OPTION EXERCISES

         During the fiscal years ended December 31, 2001 and 2000, we did not grant any options to our Chief Executive Officer. During fiscal 2001 and 2000, our Chief Executive Officer did not exercise any options.

EMPLOYMENT AGREEMENT

         On February 14, 2002, we amended our employment agreement with Byron J. Webb, effective as of December 31, 2001. In the amended employment agreement, Mr. Webb agreed that his total compensation for fiscal 2001 was $152,870 and that he would waive all rights to any commissions, revenues or bonuses. The amended employment agreement provides that Mr. Webb's annual compensation in fiscal 2002 and fiscal 2003 will be $75,000. During the term of his employment agreement and for a period of one year after his termination, Mr. Webb cannot directly or indirectly compete with the company in the mortgage business in the United States.

                              CERTAIN TRANSACTIONS
                              --------------------

         Upon the incorporation of the company on May 11, 1999, Mr. Webb received 500,000 shares of our common stock for his services in founding the company. In July 1999, Mr. Webb received 80,000 shares of common stock for services rendered to the company.

         In March 2000, we acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation, both Florida corporations from Byron J. Webb, our founder and Chief Executive Officer. We issued 2 million shares of our common stock to Mr. Webb and the transaction was treated as a recapitalization for financial accounting purposes. Webb Mortgage Corp. was incorporated on June 19, 1992 and operated as a mortgage broker. In fiscal 1999, Webb Mortgage Corp. processed $42 million in loans. Webb Mortgage Services Corp. was incorporated on February 25, 1998 and held a correspondent mortgage lender license in Florida from 1988-2001. As of December 31, 2000, these companies were inactive and all brokerage business was transacted through Webb Mortgage Depot, Inc.

         In February 2002, we amended our existing employment agreement with Byron Webb. Given the company's current financial status and Mr. Webb's receipt of loans from the company, Mr. Webb agreed to reduce his compensation to $75,000 per annum As of June 30, 2002, Mr. Webb has borrowed $132,683 from us.

         Byron Webb sold 150,000 shares of common stock for $60,000 to Art Beroff in November and December of 2000. On March 1, 2002, Byron Webb sold 245,000 shares of the Company's common stock to AJP Capital, Inc. for $30,000, and 154,000 shares to Worthington Craig & Associates, Inc. for $20,000.

         We believe that these terms are no less favorable to us than would have been obtained in an arm's length transaction.

                             PRINCIPAL SHAREHOLDERS
                             ----------------------


         The following table sets forth information regarding the beneficial ownership of our common stock as of October 29, 2002, by (i) our officers and directors and (ii) any person or entity who is known by us to beneficially own more than five percent (5%) of our common stock. The table shows share ownership as well as a percentage of ownership. Unless otherwise indicated, the address for each person is c/o Webb Mortgage Depot, Inc., 9930 Monroe Road, Suite 102, Matthews, NC 28105.


         As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.


SHAREHOLDER NAME         TOTAL SHARES HELD           % OF OWNERSHIP
----------------         -----------------           --------------
Byron J. Webb               1,931,000                     48.0%
Harvey Judkowitz               20,000(1)                     *
David Hablenko                400,000(2)                   7.0%
Anthony Peluso                275,000(3)                   6.8%

All executive officers and directors as a group
(2 individuals)             1,951,000(1)                  48.3%

(1) Includes options to purchase 20,000 shares of our common stock at an exercise price of $.50 per share.
(2) Includes 100,000 shares held by Vanderbilt Corporation, a company of which Mr. Hablenko is a director.
(3) Includes 245,000 shares held by AJP Capital Corp., a company wholly owned by Mr. Peluso.

                              SELLING SHAREHOLDERS
                              --------------------


         The table below sets forth information regarding ownership of our common stock by the selling shareholders on October 29, 2002, and the number of securities to be sold by them under this prospectus. An asterisk indicates ownership of less than one percent (1%) of our issued and outstanding common stock.


   SECURITIES OWNED PRIOR TO OFFERING                                                    SECURITIES AFTER OFFERING
   -----------------------------------                                                   -------------------------
                                                               SHARES OF
                                                                COMMON     PERCENT OF    NUMBER OF
                                                SHARES OF        STOCK       COMMON      SHARES OF      PERCENT OF
                                              COMMON STOCK      OFFERED       STOCK        COMMON      COMMON STOCK
NAME OF SELLING STOCKHOLDER                                     HEREBY                     STOCK
---------------------------                   ------------     ---------   ----------    ---------     ------------
Richard Alberque                                     174,000      174,000          4.3       0              *
AJP Capital, Inc.                                    275,000      275,000          6.1       0              *
Joe Azzata                                            70,000       70,000          1.7       0              X
Clinton Barnes                                        20,000       20,000            *       0              *
Art Beroff                                           150,000      150,000          3.7       0              *
Bookmark, Inc.                                       137,000      137,000          3.4       0              *
Best Compressor Services                               6,000        6,000            *       0              *
Richard Brinkman                                      30,000       30,000            *       0              *
Camille Esposito                                     110,000      110,000          2.7       0              *
Linda Greene                                          38,000       38,000            *       0              *
David Hablenko                                       400,000(1)   400,000          7.5       0              *
Brenda Hamilton                                        5,000        5,000            *       0              *
Arnell Heaps                                          60,000       60,000            *       0              *
Thomas Liceto                                         16,144       16,144          1.5       0              *
David Luther                                          20,000       20,000            *       0              *
Brent Martin                                          70,000       70,000          1.7       0              *
Edward Oxley                                          30,000       30,000            *       0              *
Robert Pate                                            5,000        5,000            *       0              *
Hendrick Pederson                                     10,000       10,000            *       0              *
Anthony Peluso                                       245,000(2)   245,000            *       0              *
William E. N. Ponseti  and                            60,000       60,000          1.5       0              *
Karen L. Ponseti Trust
Raymond Shackleford                                   20,000       20,000            *       0              *
Phillip Smith                                         10,000       10,000            *       0              *
Sorin Financial Group, LLC                           100,000      100,000          2.5       0              *
Vanderbilt Corporation                               100,000      100,000          2.5       0              *
Worthington Craig & Associates, Inc.                 154,000      154,000          3.8       0              *
Matti Wirter                                          10,000       10,000            *       0              *

(1) Includes 100,000 shares held by Vanderbilt Corporation, a company of which Mr. Hablenko is a director.

(2) Includes 35,000 shares held by Mr. Peluso, individually, and 245,000 shares held by AJP Capital, Inc., a company in which Mr. Peluso is the sole officer, director and shareholder.

         Because the selling shareholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling shareholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling shareholders after this offering. In addition, any selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

         In the past three (3) years, none of the selling shareholders, except for Mr. Azatta, Ms. Greene, and Mr. Martin, has had a material relationship with Webb Mortgage Depot. Mr. Azatta and Mr. Martin are affiliates of Emerson Bennett & Associates, Inc., an NASD broker-dealer firm that provided advisory services to us pursuant to a financial advisory agreement dated June 15, 1999 which extended through June 15, 2002. Mr. Azatta and Mr. Martin are principal shareholders of Emerson Bennett and Ms. Greene was the Director of Investment Banking at Emerson Bennett from July 1, 2001 through January 2002.

                              PLAN OF DISTRIBUTION
                              --------------------

         We are registering 1,985,144 shares on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by Webb Mortgage Depot. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised Webb Mortgage Depot that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they well as principal, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions).

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of he shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and with which is complied.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);
         o        the number of shares involved;
         o        the price at which such shares were sold;
         o the commissions paid or discounts or concessions allowed to such Broker-Dealer(s), where applicable;
         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         o        other facts material to the transaction.

         In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

                            DESCRIPTION OF SECURITIES
                            -------------------------

COMMON STOCK


         The authorized capital stock of the company consists of 25,000,000 shares of common stock. As of October 29,2002, 4,019,144 shares of our common stock are held of record by thirty seven (37) shareholders. Each common share entitles the holder thereof to cast one (1) vote for each share held of record on all matters acted upon at the company's shareholder meetings. Shareholders elect directors by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than fifty percent (50%) of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon exercise of the options will be fully paid and non-assessable when issued.


         Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available. In the event the company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after all liabilities and accrued and unpaid cash dividends are paid.

OPTIONS

         There are currently 300,000 common shares reserved for issuance upon the exercise of outstanding options. The options range in their exercise price from $.50 per share to $.55 per share.

PENNY STOCK CONSIDERATIONS

         Our shares are "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 as equity securities with a price of less than $5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

         Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

         -deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

         -Disclose commission payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;

         -Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's accounts, the account's value and information regarding the limited market in penny stocks/

         -Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducing any penny stock transaction in the customer's account;

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholder will, in all likelihood, find it difficult to sell their securities.

HOLDERS

         As of the date of this prospectus, we have thirty-seven (37) holders of record of our common stock. We have one class of common stock outstanding.

CERTAIN BYLAW PROVISIONS

         Our Bylaws provide that special meetings of the shareholders can be called by the President, the Board of Directors, or shareholders holding thirty three percent (33%) or more of our issued and common stock. Shareholders holding a majority of the issued and outstanding shares of the common stock of the company can control the company, act by written consent without holding a meeting, elect directors, authorize additional stock and vote to carry out extraordinary corporate transactions like a merger, sale of assets, share exchange or stock split.

DIVIDEND POLICY

         We have not paid dividend on our common stock since the date of our incorporation and we do not anticipate paying any common stock dividends in the foreseeable future. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, our credit facility with Union Planters Bank restricts the us from paying any dividends to our shareholders, unless we obtain prior written consent from Union Planters. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board of Directors and will be subject to limitations imposed under Florida law.

                                  LEGAL MATTERS
                                  -------------


         The validity of the securities being offered hereby will be passed upon for the company by Adorno & Yoss, P.A., which owns 10,000 shares of the Company's common stock. Adorno & Yoss, P.A. acquired certain assets and liabilities in Atlas, Pearlman, P.A., pursuant to a business combination in June 2002. Atlas, Pearlman, P.A. received 10,000 shares of common stock from Webb Mortgage Depot, Inc. in August 1999 for legal services rendered to the Company.


                                     EXPERTS
                                     -------

         Our financial statements for the years ended December 31, 2001, and 2000 and included in this prospectus, have been so included in reliance on the report of Salberg & Company, P.A., independent certified accountants, given on the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION
                              ---------------------

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the registration of the shares of common stock offered hereby. This prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to the company and the securities to which this prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this prospectus, but contained in the Registration Statement, may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

         Upon consummation of the offering of the common stock, the company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York, NY 10007, and at the Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, IL 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Also, the Commission makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is www.sec.gov. The Commission's web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The company intends to deliver annual reports to the holders of its securities, which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                            WEBB MORTGAGE DEPOT, INC.

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS
ENDED JUNE 30, 2002 AND 2001

    Consolidated Balance Sheet as of June 30, 2002                      F-1
    Consolidated Statement of Operations for the Six Months Ended
      June 30, 2002 and 2001                                            F-2
    Consolidated Statements of Cash Flows for the Six Months Ended
      June 30, 2002 and 2001                                            F-3
    Notes to Consolidated Financial Statements                          F-4

AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED
DECEMBER 31, 2001 AND DECEMBER 31, 2000

    Independent Auditor's Report                                        F-5
    Consolidated Balance Sheets as of December 31, 2001 and 2000        F-6
    Consolidated Statement of Operations for the Years Ended
      December 31, 2001, and 2000                                       F-7
    Consolidated Statements of Changes in Stockholders' Equity
      for the Years Ended December 31, 2001, and 2000                   F-8
    Consolidated Statements of Cash Flows for the Years ended
      December 31, 2001, and 2000                                       F-9
    Notes to Consolidated Financial Statements as of
      December 31, 2001 and 2000                                    F-10 - F-18

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                                                                   June 30, 2002
                                                                    (Unaudited)    December 31, 2001
                                                                    -----------    -----------------
                                     ASSETS
                                     ------
CURRENT ASSETS
Cash and cash equivalents                                           $    24,353      $    34,036
Interest receivable from officer                                          3,450               --
                                                                    -----------      -----------
TOTAL CURRENT ASSETS                                                     27,803           34,036
                                                                    -----------      -----------

PROPERTY AND EQUIPMENT, NET                                              16,893           19,293
                                                                    -----------      -----------

OTHER ASSETS
Note receivable from officer                                            132,682          153,370
Deferred rent expense                                                        --           46,979
Deposits and other assets                                                 2,477            2,589
                                                                    -----------      -----------
TOTAL OTHER ASSETS                                                      135,159          202,938
                                                                    -----------      -----------

TOTAL ASSETS                                                        $   179,855      $   256,267
                                                                    ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
Accounts payable and accrued expenses                               $    43,371      $    44,701
Commissions payable                                                       4,783           11,250
Lease obligation - current portion                                           --           37,508
Lines of credit                                                          50,027           50,681
                                                                    -----------      -----------
TOTAL CURRENT LIABILITIES                                                98,181          144,140
                                                                    -----------      -----------

LEASE OBLIGATION - NON-CURRENT                                               --           26,851
                                                                    -----------      -----------

TOTAL LIABILITIES                                                        98,181          170,991
                                                                    -----------      -----------

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 25,000,000 authorized,
   4,019,144 issued and outstanding                                       4,019            4,019
Additional paid-in capital                                            1,326,467        1,326,467
Accumulated deficit                                                  (1,248,812)      (1,245,210)
                                                                    -----------      -----------
TOTAL STOCKHOLDERS' EQUITY                                               81,674           85,276
                                                                    -----------      -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $   179,855      $   256,267
                                                                    ===========      ===========

          See accompanying notes to consolidated financial statements.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------
                                   (Unaudited)

                                       Three Months Ended June 30,        Six Months Ended June 30,
                                          2002             2001             2002             2001
                                      -----------      -----------      -----------      -----------

TOTAL REVENUES                        $   174,151      $   164,427      $   282,871      $   399,013
                                      -----------      -----------      -----------      -----------
OPERATING EXPENSES
Compensation                               16,250           76,581           32,500           83,192
Advertising                                16,421           37,783           33,457           85,154
Appraisals, titlework and surveys           2,550            4,150            3,700           10,265
Commissions                                80,748           86,419          116,346          198,041
Consulting                                     --           84,599               --          113,599
Credit report fees                          3,793            5,230            5,997           10,098
Depreciation and amortization               1,275            2,695            2,511            5,043
General and administrative                 15,231           14,613           17,510           39,296
Processing fees                                --           19,689            4,430           26,979
Professional fees                           4,186           13,626           42,872           29,067
Rent                                        2,862           11,549           19,194           23,098
Telephone and utilities                     8,730            8,264           22,264           12,018
                                      -----------      -----------      -----------      -----------
TOTAL OPERATING EXPENSES                  152,046          365,198          300,781          635,850
                                      -----------      -----------      -----------      -----------

LOSS FROM OPERATIONS                       22,105         (200,771)         (17,910)        (236,837)

OTHER INCOME (EXPENSE)
Gain on lease termination                  16,047               --           16,047               --
Interest income                             1,629               --            3,450               --
Interest expense                           (1,994)          (1,210)          (5,188)          (2,858)
                                      -----------      -----------      -----------      -----------
TOTAL OTHER INCOME (EXPENSE)               15,682           (1,210)          14,309           (2,858)
                                      -----------      -----------      -----------      -----------

NET INCOME (LOSS)                     $    37,787      $  (201,931)     $    (3,601)     $  (239,695)
                                      ===========      ===========      ===========      ===========

Net Loss per Share - Basic and
  Diluted                             $      0.01      $     (0.05)     $        --      $     (0.06)
                                      ===========      ===========      ===========      ===========

Weighted Average Shares
  Outstanding - Basic and Diluted       4,019,144        3,819,144        4,019,144        3,775,940
                                      ===========      ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------
                                   (Unaudited)

                                                                     Six Months Ended June 30
                                                                       2002           2001
                                                                    ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                            $  (3,601)     $(239,695)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                           2,511          5,043
Gain on lease termination                                             (16,047)            --
Stock based expense                                                        --        103,599
Lease accretion                                                        (1,333)        (2,665)
Compensation                                                           20,688
Changes in current assets and liabilities:
(Increase) decrease in:
Loan receivable from stockholder                                           --             --
Interest receivable                                                    (3,450)            --
Other assets                                                               --          2,650
Increase (decrease) in:
Accounts payable and accrued expenses                                  (1,330)        (6,009)
Commissions payable                                                    (6,467)            --
                                                                    ---------      ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                    (9,029)      (137,077)
                                                                    ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans to officer/stockholder                                               --        (58,376)
Employee advances                                                          --         10,620
Deposits and other assets                                                  --         (5,549)
                                                                    ---------      ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                        --        (53,305)
                                                                    ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on loans                                                      (654)            --
Proceeds from lines of credit                                              --            532
Proceeds from issuance of common stock, net of offering costs              --        206,000
                                                                    ---------      ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                (654)       206,532
                                                                    ---------      ---------

Increase (Decrease) in Cash and Cash Equivalents                       (9,683)        16,150

Cash and Cash Equivalents - Beginning of Period                        34,036        100,499
                                                                    ---------      ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD                           $  24,353      $ 116,649
                                                                    =========      =========


Supplemental Schedule of Non-Cash Investing and Financing Activities:
---------------------------------------------------------------------

During the six months ended June 30, 2002, the Company charged $20,688 of notes receivable from officer to compensation expense.

          See accompanying notes to consolidated financial statements.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2002
                                  -------------
                                   (Unaudited)


NOTE 1  BASIS OF PRESENTATION
-----------------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of consolidated financial position and results of operations.

It is Management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair consolidated financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited consolidated financial statements and footnotes for the year ended December 31, 2001 included in the Company's Form SB-2, as amended, as filed with the United States Securities and Exchange Commission.

NOTE 2  NOTE RECEIVABLE FROM OFFICER
------------------------------------

On January 1, 2002, the president of the Company signed a promissory note for the $153,370 receivable. The note bears interest at an annual rate of 4.75% per annum, payable quarterly with all principal due on December 31, 2011. During the six months ended June 30, 2002, the note balance was reduced in lieu of taking $20,688 of cash under his employment agreement. The principal balance at June 30, 2002 is $132,682. The fair market value at June 30, 2002 is $85,378.

NOTE 3  GOING CONCERN
---------------------

As reflected in the accompanying unaudited consolidated financial statements, the Company has a net loss of $3,601 for the six months ended June 30, 2002, an accumulated deficit of $1,248,812 at June 30, 2002, cash used in operations of $9,029 for the six months ended June 30, 2002, and a working capital deficiency of $70,378 at June 30, 2002. The ability of the Company to continue as a going concern is dependent on the Company's ability to generate future profits or raise additional capital. The unaudited consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management has begun cutting costs in the area of advertising and in April 2002 has relocated its Boca Raton offices for a significant costs savings in rent. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

NOTE 4  SUBSEQUENT EVENTS
-------------------------

On June 30, 2002, 350,000 common stock options which were exercisable at $3.00 per share, expired.

On August 2, 2002 the Company granted options to purchase 200,000 common shares to a consultant at an exercise price of $0.55 per share. The options are exercisable immediately and expire on August 31, 2005. Based on the value of the options, computed under SFAS 123, no expense will be recognized.

                          Independent Auditors' Report
                          ----------------------------



To the Board of Directors of:
Webb Mortgage Depot, Inc.


We have audited the accompanying consolidated balance sheets of Webb Mortgage Depot, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

We conduct our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webb Mortgage Depot, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has a net loss of $385,089 in 2001, an accumulated deficit of $1,245,210 at December 31, 2001, cash used in operations of $175,761 in 2001, and a working capital deficiency of $110,104 at December 31, 2001. These matters raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




SALBERG & COMPANY, P.A.
Boca Raton, FL
April 8, 2002

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------

                                     ASSETS
                                     ------
                                                                      2001           2000
                                                                  -----------    -----------
CURRENT ASSETS
Cash and cash equivalents                                         $    34,036    $   100,499
Advances to contractor                                                     --         10,620
Other current assets                                                       --          2,650
                                                                  -----------    -----------
TOTAL CURRENT ASSETS                                                   34,036        113,769
                                                                  -----------    -----------

PROPERTY AND EQUIPMENT, NET                                            19,293         29,226

OTHER ASSETS
Due from officer                                                      153,370         55,779
Deferred rent expense                                                  46,979         76,649
Deposits and other assets                                               2,589          1,761
                                                                  -----------    -----------
TOTAL OTHER ASSETS                                                    202,938        134,189
                                                                  -----------    -----------

TOTAL ASSETS                                                      $   256,267    $   277,184
                                                                  ===========    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
Accounts payable                                                  $    28,908    $    40,757
Accrued expenses                                                       15,793             --
Commissions payable                                                    11,250             --
Lease obligation - current portion                                     37,508         35,500
Lines of credit                                                        50,681         52,737
                                                                  -----------    -----------
TOTAL CURRENT LIABILITIES                                             144,140        128,994

Lease obligation - non-current                                         26,851         63,859
                                                                  -----------    -----------

TOTAL LIABILITIES                                                     170,991        192,853
                                                                  -----------    -----------

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 25,000,000 authorized, 4,019,144
   and 3,369,144 issued and outstanding, respectively                   4,019          3,369
Additional paid-in capital                                          1,326,467        941,083
Accumulated deficit                                                (1,245,210)      (860,121)
                                                                  -----------    -----------

TOTAL STOCKHOLDERS' EQUITY                                             85,276         84,331
                                                                  -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $   256,267    $   277,184
                                                                  ===========    ===========

           See accompanying notes to consolidated financial statements

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                     --------------------------------------

                                                              2001          2000
                                                          -----------    -----------
REVENUES                                                  $   774,129    $   637,060
                                                          -----------    -----------
OPERATING EXPENSES
Compensation                                                  159,627        176,244
Advertising                                                   177,426        117,619
Appraisals, title work and surveys                             14,100         31,466
Commissions                                                   368,836        197,875
Consulting                                                    143,323        125,974
Credit report fees                                             19,234         12,196
Depreciation and amortization                                  10,160          9,391
General and administrative                                     85,132         65,661
Processing fees                                                38,063         14,400
Professional fees                                              53,408         33,000
Rent                                                           50,017         44,407
Telephone and utilities                                        31,006         30,592
                                                          -----------    -----------
TOTAL OPERATING EXPENSES                                    1,150,332        858,825
                                                          -----------    -----------

Loss from Operations                                         (376,203)      (221,765)

OTHER INCOME (EXPENSE)
Interest expense                                               (8,886)        (4,439)
                                                          -----------    -----------
TOTAL OTHER INCOME (EXPENSE)                                   (8,886)        (4,439)
                                                          -----------    -----------

NET LOSS                                                  $  (385,089)   $  (226,204)
                                                          ===========    ===========

Net income per share - basic and diluted                  $     (0.10)   $     (0.07)
                                                          ===========    ===========

Weighted average shares outstanding - basic and diluted     3,888,404      3,120,565
                                                          ===========    ===========


           See accompanying notes to consolidated financial statements

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                     --------------------------------------

                                                                Common Stock          Additional
                                                          -------------------------    Paid-in
                                                            Shares         Amount      Capital
                                                          -----------   -----------   -----------

Balance, December 31, 1999                                  3,094,144   $     3,094   $   826,158

Stock issued for cash, net of offering costs of $29,800       270,000           270       104,930

Stock issued for services                                       5,000             5         9,995

Deferred consulting expense recognition                            --            --            --

Net loss, 2000                                                     --            --            --
                                                          -----------   -----------   -----------

Balance, December 31, 2000                                  3,369,144         3,369       941,083

Stock issued for cash, net of $19,000 offering cost           450,000           450       205,550

Stock issued for services                                     200,000           200        99,800

Services contributed by officer                                    --            --        76,435

Common stock options issued for services                           --            --         3,599

Net Loss, 2001                                                     --            --            --
                                                          -----------   -----------   -----------

Balance, December 31, 2001                                  4,019,144   $     4,019   $ 1,326,467
                                                          ===========   ===========   ===========
[RESTUBBED]
                                                                            Deferred
                                                            Accumulated    Consulting
                                                             Deficit        Expense          Total
                                                            -----------    -----------    -----------

Balance, December 31, 1999                                  $  (633,917)   $  (119,000)   $    76,335

Stock issued for cash, net of offering costs of $29,800              --             --        105,200

Stock issued for services                                            --             --         10,000

Deferred consulting expense recognition                              --        119,000        119,000

Net loss, 2000                                                 (226,204)            --       (226,204)
                                                            -----------    -----------    -----------

Balance, December 31, 2000                                     (860,121)            --         84,331

Stock issued for cash, net of $19,000 offering cost                  --             --        206,000

Stock issued for services                                            --             --        100,000

Services contributed by officer                                      --             --         76,435

Common stock options issued for services                             --             --          3,599

Net Loss, 2001                                                 (385,089)            --       (385,089)
                                                            -----------    -----------    -----------

Balance, December 31, 2001                                  $(1,245,210)   $        --    $    85,276
                                                            ===========    ===========    ===========


           See accompanying notes to consolidated financial statements

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                     --------------------------------------


                                                                 2001        2000
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                      $(385,089)   $(226,204)
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
Depreciation and amortization                                    10,160        9,391
Stock based expense                                             103,599      129,000
Services contributed by officer                                  76,435           --
Lease accretion                                                  (5,330)      (4,661)
Changes in assets and liabilities
(Increase) decrease in:
Advances to contractor                                           10,620      (10,620)
Other current assets                                              2,650       (2,650)
Increase (decrease) in:
Accounts payable                                                (11,849)      10,041
Accrued expenses                                                 15,793           --
Commissions payable                                              11,250           --
                                                              ---------    ---------
NET CASH USED IN OPERATING ACTIVITIES                          (171,761)     (95,703)
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Loans to) repayments from stockholder                          (97,591)       1,134
Deposits and other assets                                        (1,055)         195
Purchase of property and equipment                                   --       (3,258)
                                                              ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES                           (98,646)      (1,929)
                                                              ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayment on) lines of credit                     (2,056)        (849)
Proceeds from sale of common stock, net of offering costs       206,000      105,200
                                                              ---------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       203,944      104,351
                                                              ---------    ---------

Net Increase (Decrease) in Cash and Cash Equivalents            (66,463)       6,719

Cash and Cash Equivalents - Beginning of Year                   100,499       93,780
                                                              ---------    ---------

CASH AND CASH EQUIVALENTS - END OF YEAR                       $  34,036    $ 100,499
                                                              =========    =========

Supplemental Disclosures of Cash Flow Information:
--------------------------------------------------

Cash paid for interest                                        $   5,541    $   4,439
                                                              =========    =========


           See accompanying notes to consolidated financial statements

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


NOTE 1   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

         (A) ORGANIZATION

         Webb Mortgage Depot, Inc. ("Depot" or the "Company") was incorporated in the State of Florida on May 11, 1999 to implement a corporate reorganization. On February 4, 2000, effective as of March 13, 2000, Depot acquired Webb Mortgage Corp. and Webb Mortgage Services Corporation (the "Acquirees"). The acquisition was treated as a recapitalization of the Acquirees. Therefore, the accompanying consolidated financial statements reflect the operations of Depot and its subsidiaries for all periods presented.

         Webb Mortgage Corp. was incorporated in the State of Florida on June 19, 1992 and operated as a mortgage broker. The Company holds a mortgage brokerage business license in the State of Florida.

         Webb Mortgage Services Corporation was incorporated in the State of Florida on February 25, 1998 and also operated as a mortgage brokerage. Webb Mortgage Services Corporation held a correspondent mortgage lender license in the State of Florida, which was not renewed as of December 31, 2001.

         As of December 31, 2001, Webb Mortgage Corp. and Webb Mortgage Services, Inc. were inactive and all brokerage business was transacted through Depot.

         (B) PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of Depot and its Subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         (C) USE OF ESTIMATES

         The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (D) CASH AND CASH EQUIVALENTS

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         (E) CONCENTRATIONS AND SEGMENT INFORMATION

         The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk or cash and cash equivalents.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


         The Company operates in one segment. Approximately 70% of mortgage loans were originated in Florida.

         (F) PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost and depreciation is computed using the declining balance method over the estimated economic useful life of 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the lease term of 6 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

         (G) REVENUE RECOGNITION

         The Company collects broker fees on loans processed and recognizes the revenues as earned when the loans are funded.

         (H) BROKER COMMISSIONS

         The Company pays a commission of approximately 40% to 50% of the broker fee received to the individual broker who processes the loan. The commission is generally paid when the loan is funded, or within several days of the funding date.

         (I) STOCK-BASED COMPENSATION

         The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income
         (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

         The Company accounts for stock options issued to non-employees for goods or services in accordance with SFAS 123.

         (J) INCOME TAXES

         Prior to the reorganization on February 4, 2000 (the "reorganization date"), the Company's current subsidiaries were S Corporations under the Internal Revenue Code. In lieu of paying corporate income taxes, the sole stockholder was taxed individually on his proportionate share of the Company's taxable income. The parent is taxed as a C Corporation since May 11, 1999 (inception) and accounts for income taxes under SFAS 109 (see below). Effective on the reorganization date the parent and its subsidiaries are taxed as C Corporations.

         Since February 4, 2000, the Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


         financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

         (K) NET LOSS PER COMMON SHARE

         Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2001 and 2000, the assumed exercise of common stock equivalents was not utilized since the effect was antidilutive. At December 31, 2001, there were 450,000 common stock options outstanding, which could potentially dilute future earnings per share.

         (L) NEW ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board has recently issued several new accounting pronouncements, which may apply, to the Company.

         Statement No. 141 "Business Combinations" establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 142 "Goodwill and Other Intangible Assets" provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 142 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

         In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


         accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

         Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 144 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

         (L) RECLASSIFICATIONS

         Certain amounts in the year 2000 consolidated financial statements have been reclassified to conform to the year 2001 presentation.

NOTE 2   DUE FROM OFFICER - RELATED PARTY
-----------------------------------------

The amount of $153,370 due from an officer is a non-interest bearing, unsecured, open advance with no stated repayment terms. The advances were converted to a promissory note on January 1, 2002 (see Note 10). The fair market value of the receivable at December 31, 2001, computed using the present value method based on the terms of the promissory note and using the 4.75% annual interest rate was $96,427.

NOTE 3   PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consists of the following at December 31, 2001 and 2000:

                                                      2001               2000
                                                    ---------         ---------
Leasehold improvements                              $  59,080         $  59,080
Computers and equipment                                24,029            24,345
Furniture and fixtures                                 19,579            19,579
                                                    ---------         ---------
                                                      102,688           103,004
Less: Accumulated depreciation                        (83,395)          (73,778)
                                                    ---------         ---------
                                                    $  19,293         $  29,226
                                                    =========         =========

Depreciation expense for the years ended December 31, 2001 and 2000 was $9,935 and $9,391, respectively.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


NOTE 4   COMMITMENTS
--------------------

         (A) CAPITAL LEASE

         On April 9, 1997, the Company entered into a lease agreement commencing on August 1, 1997. The term of the lease is six years with an option to renew for one additional period of five years. Within the lease agreement, there is a tenant build-out provision. This provision stipulates that the Company is obligated to invest a minimum of $30,000 in renovations, repairs, replacements, and additions to the fixtures and non-personal property aspects of the premises. In consideration for the tenant build-out, the landlord waived the minimum installment rent and shared expense installment for the first 12 months of the lease. The Company paid $52,938 in leasehold improvements during 1997 to fulfill their obligation and actual rent payments commenced in September 1998. Leasehold improvements are being amortized over the initial term of the lease.

         The total rental payments have been annualized over the life of the lease due to the rent waiver referred to above. The entire lease obligation and a deferred rent expense of $178,025 each were recorded by the Company at the lease's inception.

         In March 2002, the Company terminated its lease effective April 15, 2002. (See Note 10) Minimum lease payments from January 1, 2002 through April 15, 2002 are $10,646.

         Total rent expense, including shared expenses and real estate taxes for the years ended December 31, 2001 and 2000 was $43,427 and $44,407, respectively.

         (B) OPERATING LEASE

         On January 24, 2001, effective June 1, 2001, the Company entered into a three year office lease agreement for its North Carolina office. Annual rent is $11,298, payable monthly, with a 4% annual increase. Rent expense in 2001 relating to this lease was $6,590. Future minimum lease payments as of December 31, 2001 were as follows:

               2002               $11,518
               2003                11,979
               2004                 6,107
                                  -------
                                  $29,604
                                  =======

         (C) EMPLOYMENT AGREEMENT

         The Company entered into an employment agreement, effective January 1, 2000, with its president to pay him $135,000 per year with annual 10% increase and a bonus of 1% of gross commission revenues plus additional bonuses as stipulated. The president may also receive stock options to acquire 1,000,000 common shares at $3.00 per share based on the Company achieving stipulated revenue milestones. No options were issued as of December 31, 2001.

NOTE 5   LINES OF CREDIT
------------------------

The Company maintained an overdraft credit line with a bank for funds up to $5,000. The principal amount is due on demand with interest on the unpaid balance at 8.75% as of December 31, 2001. Amounts outstanding at December 31, 2001 and 2000 were $2,578 and $5,281, respectively.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


The Company maintains a $50,000 line of credit with a bank. The line bears interest at prime plus 3% (7.75% at December 31, 2001). The loan is due on demand and is secured by all assets of the Company with a guarantee by the president of the Company. Amounts outstanding including accrued interest at December 31, 2001 and 2000 were $48,103 and $47,456, respectively.

NOTE 6   STOCKHOLDERS' EQUITY
-----------------------------

         (A) COMMON STOCK

         During February 2000, the Company issued 5,000 fully vested shares for legal services performed through that date. Professional fees of $10,000 were recognized based on the recent private placement cash-offering price of $2.00 per share.

         During December 2000, the Company raised $105,200, net of offering costs of $29,800, for 270,000 common shares pursuant to a private placement offering at $0.50 per share.

         During January and February 2001, the Company raised $206,000, net of offering costs of $19,000, for 450,000 common shares pursuant to a private placement offering at $0.50 per share.

         In July 2001, the Company granted an aggregate 200,000 common shares to an investment-banking firm and to an individual related to that firm for consulting services rendered and terminated its relationship with those parties by obtaining general releases from any future obligations. The shares were valued at the recent cash-offering price of $0.50 per share or an aggregate $100,000, which was charged to consulting expense in July 2001.

         (B) STOCK OPTIONS

         In January 2001, the Company granted options to purchase 80,000 shares of common stock to a consultant for services rendered. The options expire on May 25, 2003 and are exercisable at $0.50 per share. The Company recognized a consulting expense of $3,599 based on the fair value method under SFAS 123.

         In September 2001, the Company granted options to purchase 20,000 shares of common stock to a new director of the Company. The options are exercisable at $0.50 per share, which was the fair market value of the common stock at the grant date. In accordance with APB 25, for options issued to employees, since the fair market value of the common stock did not exceed the exercise price, no compensation cost has been recognized for the options issued.

         In accordance with SFAS 123, for options issued to employees, the Company has elected to apply APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for options issued under the plan during 2001. Had compensation cost for the Company's stock-based compensation been determined on the fair value at the grant dates for awards under that plan, consistent with Statement of Accounting Standards No 123, "Accounting for Stock Based Compensation" (Statement No. 123), the Company's net loss would increased to the pro-forma amounts indicated below.

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


                                                                        2001
                                                                     -----------
         Net loss                                   As reported      $(385,089)
                                                    Pro forma        $(385,617)
         Net loss per share - basic and diluted     As reported      $   (0.10)
                                                    Pro forma        $   (0.10)

         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net income (loss) for future years due to, among other things, the effects of vesting.

         For consolidated financial statement disclosure purposes, the fair market value of each stock option granted to employees in 2001 was estimated on the date of grant using the Black-Scholes Model in accordance with Statement No. 123 using the following assumptions: expected dividend yield 0%, risk-free interest rate of 2.73%, volatility 0% and expected term of two years.

         For stock options and warrants issued to consultants, the Company applies SFAS 123. Accordingly, consulting expense of $3,599 was charged to operations in 2001.

         For consolidated financial statement disclosure purposes and for purposes of valuing stock options issued to consultants in 2001 in the accompanying consolidated financial statements, the fair market value of each stock option granted was estimated on the date of grant using the Black-Scholes Option-Pricing Model in accordance with SFAS 123 using the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 4.77%, volatility 0% and expected term of two years.

         A summary of the options issued to employees and consultants as of December 31, 2001 and 2000 and changes during the years is presented below:


                                                                                           Weighted Average
                                                                  Number of Options        Exercise Price
                                                                 -------------------       ---------------
         Stock Options
         -------------
         Balance at January 1, 2000                                    350,000                $    3.00
         Granted                                                            --                $      --
         Exercised                                                          --                $      --
         Forfeited                                                          --                $      --
                                                                   -----------                ----------
         Balance at December 31, 2000                                  350,000                $    3.00
                                                                   ===========                ==========

         Options exercisable at December 31, 2000                      350,000                $    3.00
                                                                   -----------                ----------
         Weighted average fair value of options granted during                                $      --
           the period                                                                         =========

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------



                                                                                           Weighted Average
                                                                  Number of Options        Exercise Price
                                                                 -------------------       ---------------
         Stock Options
         -------------
         Balance at January 1, 2001                                    350,000                $    3.00
         Granted                                                       100,000                $    0.50
         Exercised                                                          --                $      --
         Forfeited                                                          --                $      --
                                                                   -----------                ----------
         Balance at December 31, 2001                                  450,000                $    2.44
                                                                   ===========                ==========

         Options exercisable at December 31, 2001                      450,000                $    2.44
                                                                   -----------                ----------
         Weighted average fair value of options granted during                                $    0.50
           the period                                                                         =========


         The following table summarizes information about employee stock options and consultant options outstanding at December 31, 2001:

                               Options Outstanding                                              Options Exercisable
   -----------------------------------------------------------------------------        -------------------------------------
        Range of                                    Weighted
                                                    Average            Weighted
        Range of             Number                Remaining           Average               Number                Weighted
        Exercise          Outstanding at          Contractual          Exercise          Exercisable at            Average
         Price         at December 31, 2001           Life              Price           December 31, 2001       Exercise Price
       -----------     ---------------------     ---------------     ----------         -----------------       --------------
       $     3.00          350,000                 0.46 Years        $    3.00               350,000              $    3.00
       $     0.50           80,000                 1.39 Years             0.50                80,000                   0.50
       $     0.50           20,000                 1.75 Years             0.50                20,000                   0.50
                       -----------                                   -----------          ------------            -----------
                           450,000                                   $    2.44               450,000              $    2.44
                       ===========                                   ===========          ============            ===========

NOTE 7   INCOME TAXES
---------------------

There was no income tax during 2001 and 2000 due to the Company's net loss.

The Company's tax expense differs from the "expected" tax expense for the period ended December 31, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

                                                          2001           2000
                                                       ---------      ---------
Computed "expected" tax expense (benefit)              $(130,931)     $ (76,909)
Stock based expenses                                          --         43,860
Change in valuation allowance                            130,931         33,049
                                                       ---------      ---------
                                                       $      --      $      --
                                                       =========      =========

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows:

                   WEBB MORTGAGE DEPOT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------


                                                       2001             2000
                                                     ---------        ---------
Deferred tax assets:
Stock based expenses                                 $ 219,249        $ 218,025
Net operating loss carryforward                        162,756           33,049
                                                     ---------        ---------
Total gross deferred tax assets                        382,005          251,074
Less valuation allowance                              (382,005)        (251,074)
                                                     ---------        ---------
Net deferred tax assets                              $      --        $      --
                                                     =========        =========

The Company has a net operating loss carryforward of approximately $479,000 available to offset future taxable income through 2021.

The valuation allowance at December 31, 1999 was $251,074. The net change in valuation allowance for the year ended December 31, 2001 was an increase of $130,931.

NOTE 8   RELATED PARTIES
------------------------

During 2001, the Company paid $6,200 for marketing services and $4,000 in processing fees to a party related to the president of the Company.

During 2001, the Company loaned funds to the president. The amount due from officer at December 31, 2001 was $153,370. (See Notes 2 and 10)

NOTE 9   GOING CONCERN
----------------------

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $385,089 in 2001, an accumulated deficit of $1,245,210 at December 31, 2001, cash used in operations of $171,761 in 2001, and a working capital deficiency of $110,104 at December 31, 2001. The ability of the Company to continue as a going concern is dependent on the Company's ability to generate future profits or raise additional capital. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management intends on cutting its general and administrative costs and in April 2002 has relocated its Boca Raton offices for a significant costs savings in rent. (See Note 10) Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

NOTE 10  SUBSEQUENT EVENTS
--------------------------

In March 2002, the Company closed its Boca Raton offices since it recently relocated its corporate headquarters to North Carolina. Under a Lease Assignment and Assumption Agreement, consented to by the Lessor, the Boca Raton lease was assigned to a third party and the Company was released from any further obligations under the lease effective April 15, 2002. Accordingly, on April 15, 2002, the Company will write-off any remaining leasehold improvements and the deferred rent assets relating to that office, against the remaining lease obligation liability with the resulting gain or loss credited or charged to operations. (See Note 4(A)).

On January 1, 2002, the president of the Company signed a promissory note for the $153,370 receivable (see Note 2). The note bears interest at 4.75% payable quarterly with all principal due on December 31, 2011.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was, or is a party, or is threatened to be made a party, to any proceeding by reason of the fact that the person is, or was an agent, of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding, if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that the person is, or was an agent, of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

         Insofar as indemnification for liabilities arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Our Bylaws provide that we may indemnify any director, officer, agent or employee against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon them in connection with any proceeding to which they may become involved by reason of their being or having been a director, officer, employee or agent of our company. Moreover, our Bylaws provide that we shall have the right to purchase and maintain insurance on behalf of any such persons, whether or not we would have the power to indemnify such person against the liability insured against. Insofar as indemnification for liabilities arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses which will be incurred in connection with the registration of our securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:

                 SEC Registration Fee .............................  $   182.63
                 Printing & Engraving Expenses.....................   15,000.00
                 Legal Fees and Expenses...........................   30,000.00
                 Accounting Fees and Expenses .....................   10,000.00
                 Blue Sky Fees and Expenses .......................   10,000.00
                                    TOTAL: ........................  $65,182.63
                                                                     ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         1. Upon formation of the company on May 11, 1999, we issued 500 shares of our common stock to Byron J. Webb for his services in founding the company. Since Mr. Webb was the founder of the company, these shares were valued at a nominal value of $550. In July 1999, we issued an additional 80,000 shares of our common stock to Mr. Webb for his services to the company. These 80,000 shares were valued at $.83 per share. We issued these shares to Mr. Webb in reliance upon Section 4(2) of the Securities Act, because Mr. Webb was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         2. On June 15, 1999, we entered into a non-exclusive one (1) year financial advisory agreement with Emerson Bennett & Associates, Inc. By mutual agreement, the expiration date of the financial advisory agreement has been extended through June 15, 2002. As compensation, Emerson Bennett received 315,000 shares of our common stock and an option to purchase 350,000 shares at $3.00 per share. The 315,000 shares were valued at $.83 per share for an aggregate value of $290,500. The options expired on June 15, 2002. We issued these shares and options to Emerson Bennett in reliance upon Section 4(2) of the Securities Act because it is knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         3. On June 30, 1999, we converted $30,000 in debt owed to Thomas Liceto into 36,144 shares of our common stock, with the conversion price of the common stock being equal to $.83 per share. We issued these shares to Mr. Liceto in reliance upon Section 4(2) of the Securities Act, because Mr. Liceto was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         4. On August 9, 1999, we issued 10,000 shares of our common stock, at an aggregate value of $20,000, to Atlas, Pearlman, P.A., for legal services rendered in conjunction with a private offering and 10,000 common shares to Michael Bruno and Camille Esposito, each, at an aggregate value of $20,000 each, for consulting services rendered. We issued these shares to these person in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         5. On November 11, 1999, we issued 5,000 shares to Robert Pate, for an aggregate value of $10,000, and 35,000 shares, for an aggregate value of $70,000, to Anthony Peluso as compensation for consulting services rendered to us. We issued these shares to Mr. Pate and Mr. Peulso in reliance upon Section 4(2) of the Securities Act, because each of them was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         6. Between August and November 1999, we sold 93,000 shares of our common stock to eight (8) accredited and/or sophisticated investors in a private offering. The offering price was $2.00 per share and the aggregate value of our offering was $186,000. The offering and sale of the shares was made in reliance upon Rule 506 of the Regulation D promulgated under the Securities Act of 1933, as amended. We retained Emerson Bennett & Associates, Inc., an NASD registered broker-dealer, as our placement agent in connection with this offering. The common stock was only offered and sold to accredited investors or persons who represented that they had no need for liquidity in their investment and had adequate financial resources to withstand a total loss of their investment. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. As compensation for its services, Emerson Bennett received commissions equal to $18,830 and a non-accountable expense allowance equal to $5,670.

         7. On February 21, 2000, we issued 5,000 shares of our common stock, for an aggregate value of $10,000, to Brenda Lee Hamilton for legal services rendered in conjunction with a private offering. Inasmuch as Brenda Hamilton served as the attorney to the company, she was knowledgeable, sophisticated and had access to comprehensive information about the company. We issued the shares to her were issued in reliance upon Section 4(2) of the Securities Act. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         8. In March 2000, we issued Byron J. Webb 2,000,000 shares of our common stock for the acquisition of Webb Mortgage Corp. and Webb Mortgage Services Corporation. This transaction was treated as a recapitalization of Mr. Webb's shares for no additional consideration. This consists of 500,000 shares issued upon formation of Webb Mortgage Depot, Inc. and 2,000,000 shares issued upon combination of all three entities. Prior to the acquisition, Mr. Webb was the sole shareholder of Webb Mortgage Corp. and Webb Mortgage Services Corporation. Inasmuch as Byron J. Webb, the sole shareholder of Webb Mortgage Corp. and Webb Mortgage Services Corporation was knowledgeable, sophisticated and had access to comprehensive information about the company, the shares were issued in reliance upon Section 4(2) of the Securities Act. A legend was placed on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         9. Between November 2000, and March 2001, we sold 720,000 shares of our common stock to nine (9) accredited and/or sophisticated investors in a private offering. The offering price was $0.50 per share and the aggregate value of the shares sold in the offering was $360,000. The offering and sale of the shares was made in reliance upon Rule 506 of the Regulation D promulgated under the Securities Act of 1933, as amended. The common stock was only offered and sold to accredited investors or persons who represented that they had no need for liquidity in their investment and had adequate financial resources to withstand a total loss of their investment. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         10. In May 2001, we issued 80,000 options to Edward Spina for consulting services that he had rendered to the company. The exercise price of the options is $.50 per share and the options expire on May 25, 2003. We issued these options to Mr. Spina in reliance upon Section 4(2) of the Securities Act, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the options stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         11. In June 2001, we issued 100,000 shares to Sorin Financial Group and 100,000 shares to James Caprio as compensation for consulting services rendered to the company. The shares were valued at the contemporaneous cash-offering price or $.50 per share, or an aggregate of $100,000. We issued these shares to Sorin Financial Group and Mr. Caprio in reliance upon Section 4(2) of the Securities Act, because each of these parties was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         12. On August 30, 2001, we granted 20,000 options to Harvey Judkowitz as part of a stock option grant to outside directors of our company. We issued these options to Mr. Judkowitz in reliance upon Section 4(2) of the Securities Act, because he was knowledgeable, sophisticated and had access to comprehensive information about us. We placed legends on the stock option agreement stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

         13. On August 2, 2002, we granted options to purchase 200,000 shares of our common stock to Robert Liceto. The exercise price of the option is $.55 per share, and the expiration date is August 1, 2005. We issued these options to Mr. Liceto in reliance upon Section 4(2) of the Securities Act of 1933, as amended, because he was knowledgeable and sophisticated and had access to comprehensive information about us. We placed legends on the stock option agreement stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

ITEM 27. EXHIBITS.

3.1 Articles of Incorporation filed with the Florida Secretary of State on May 11, 1999 (incorporated by reference to Exhibit 3.1 of our registration statement on Form SB-2 filed with the SEC on October 29,
         2001).

3.2 Amendment to Articles of Incorporation filed with the Florida Secretary of State on June 25, 1999 (incorporated by reference to Exhibit 3.2 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001)..

3.3 Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on August 10, 1999 (incorporated by reference to Exhibit 3.3 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001)..

3.4 Articles of Share Exchange of Webb Mortgage Depot, Inc. with Webb Mortgage Services Corporation and Webb Mortgage Corp. filed with the Florida Secretary of State on March 13, 2000 (incorporated by reference to Exhibit 3.4 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001) (incorporated by reference to Exhibit 3.4 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).

3.5 Bylaws (incorporated by reference to Exhibit 3.5 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).

5.1      Opinion of Adorno & Yoss, P.A.*

10.1. Lease dated August 1, 1997 for office space in Boca Raton, Florida between East Boca Plaza Associates, Ltd. and Webb Mortgage Corporation (incorporated by reference to Exhibit 10.1 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).

10.2. Lease dated January 24, 2001 Mortgage for office space in Charlotte, North Carolina between Oxendine Family Limited Partnership and Webb Mortgage (incorporated by reference to Exhibit 10.2 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).

10.3 Employment Agreement dated January 1, 2000 between Webb Mortgage Depot, Inc. and Byron J. Webb (incorporated by reference to Exhibit 10.3 of our registration statement on Form SB-2 filed with the SEC on October 29, 2001).

10.4 Amended Employment Agreement dated as of February 15, 2002 between Webb Mortgage Depot, Inc. and Byron Webb (incorporated by reference to
         Exhibit 10.4 of our registration statement on Form SB-2 filed with the SEC on May 13, 2002).

10.5 Lease Assignment and Assumption Agreement by and between Webb Mortgage Corporation, Mizner Grande Realty, Inc. and consented to by East Boca Plaza Associates, Ltd. (incorporated by reference to Exhibit 10.5 of our registration statement on Form SB-2 filed with the SEC on May 13,
         2002).

21.1 List of Subsidiaries (incorporated by reference to Exhibit 21.1 of our registration statement on Form SB-2 filed with the SEC on October 29,
         2001).

23.1     Consent of Salberg & Company, P.A.*

23.2     Consent of Adorno & Yoss, P.A. (combined with Exhibit 5.1)*

* FILED HEREWITH.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time, to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act, as part of this Registration Statement as of the time the Commission declares it effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to its Registration Statement on Form SB-2, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Matthews, North Carolina, on October 31, 2002.


                                   WEBB MORTGAGE DEPOT, INC.



Dated:  October 31, 2002         By:     /s/ Byron J. Webb
                                       --------------------------------------
                                       Byron J. Webb, Chief Executive Officer
                                            (Principal Executive Officer)
                                           and Principal Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                  Date
---------                                   -----                  ----


/s/ Byron J. Webb        Chairman of the Board of Directors   October 31, 2002
-----------------        and Chief Executive Officer
Byron J. Webb            (Principal Executive Officer)
                         and Principal Financial Officer


/s/ Harvey Judkowitz     Director                             October 31, 2002
--------------------
Harvey Judkowitz

                                  EXHIBIT INDEX
                                  -------------

5.1               Opinion of Adorno & Yoss, P.A.

23.1              Consent of Salberg & Company, P.A.

23.2              Consent of Adorno & Yoss, P.A. (contained in Exhibit 5.1)